UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

International Paper Company

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 2017

Dear Shareowner:

We invite you to join us for our 2017 Annual Meeting of Shareowners on May 8 in Memphis, Tennessee. Whether or not you plan to attend, please review the enclosed materials and vote your shares. Within this Proxy Statement, we have included a summary that highlights policy updates and provides a snapshot of key performance metrics.

Also enclosed is a copy of the International Paper 2016 Annual Performance Review, which highlights our key accomplishments. Last year, we continued to create long-term value for our shareowners, achieving above cost-of-capital returns for the seventh consecutive year, generating strong cash flow, and increasing our annual dividend for the fifth consecutive year. In December, we completed the acquisition of Weyerhaeuser’s pulp business and have integrated it with our legacy pulp business to form Global Cellulose Fibers, the world’s premier producer of fluff pulp. We will continue to focus on establishing sustainable competitive positions in attractive, fiber-based markets to create long-term value for all shareowners.

We have also included a copy of The IP Way Forward, which describes our vision, mission and strategic drivers:

○Sustaining Forests
○Investing in People
○Improving our Planet
○Creating Innovative Products
○Delivering Inspired Performance

The IP Way Forward is our strategic framework to drive results, increase employee engagement, attract the next generation of talent and strengthen our reputation as a responsible leader in the packaging, pulp and paper industry.

Our directors are elected by our shareowners and are committed to ensuring that company management acts in the best interests of shareowners; the Board’s governance and guidance serve as the foundation of our ongoing success. Consistent with our commitment to strong corporate governance practices, in 2016 International Paper proactively adopted proxy access, allowing shareowners to have their own nominees included in the Company’s proxy materials.

This year, Dr. Kathryn D. Sullivan joined our Board. Dr. Sullivan is the Charles A. Lindbergh Fellow of Aerospace History at the Smithsonian National Air and Space Museum. She served in several roles in the U.S. Department of Commerce and the National Oceanic and Atmospheric Association between 2011 and 2017. Among her many accomplishments, Dr. Sullivan is a veteran of three space shuttle missions and is the first American woman to walk in space. Her extensive environmental experience will lend a unique and valuable perspective to our Board.

On behalf of the Board of Directors and our 55,000 colleagues around the world, thank you for your continued support as we continue to pursue our vision of being among the most successful, sustainable and responsible companies in the world.

Sincerely,

Mark S. Sutton

Mark S. Sutton
Chairman and Chief Executive Officer

The IP Way Forward is our strategic framework to drive results, increase employee engagement, attract the next generation of talent and strengthen our reputation as a responsible leader in the packaging, pulp and paper industry.

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Notice of Annual Meeting of Shareowners

To the Owners of Common Stock of International Paper Company:

Date and Time
Monday, May 8, 2017, at 11:00 a.m. CDT

Place
International Paper Company Headquarters
Tower IV, 1740 International Drive
Memphis, Tennessee 38119

Items of Business
ITEM 1	Elect the 12 nominees named in the attached proxy statement as directors for a one-year term.

ITEM 2	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

ITEM 3	Vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed under the heading “Compensation Discussion & Analysis.”

ITEM 4	Cast a non-binding vote to approve the frequency with which shareowners will vote on the compensation of our named executive officers in future years.

ITEM 5	Vote on a shareowner proposal concerning a policy on accelerated vesting of equity awards of senior executive officers upon a change in control, if properly presented at the meeting.

Consider any other business properly brought before the meeting.

Record Date
March 14, 2017. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date, are entitled to vote at the meeting.

By order of the Board of Directors,

Sharon R. Ryan
Senior Vice President, General Counsel
and Corporate Secretary
April 6, 2017

Your vote is important
Vote by telephone	If you choose to vote by telephone, you may call the toll-free number on your proxy card. You will need to have the 16-digit control number printed on your proxy card.

Vote on the Internet	If you choose to vote via the Internet, follow the instructions for accessing the website on your proxy card. You will need to have the 16-digit control number printed on your proxy card.

Vote by mail	If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope that was included with the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on May 8, 2017:

This proxy statement, a form of proxy and our annual report are available for viewing and printing at the following website: materials.proxyvote.com/460146

04	INTERNATIONAL PAPER 2017 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.

Meeting Agenda and Voting Recommendations

ITEM 1 Company Proposal to Elect 12 Directors

There are no other nominees competing for seats on the Board. Under our Amended and Restated Certificate of Incorporation, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee. “Abstentions” and broker non-votes will have no effect on the vote.

See page 15 for further information.

Our Board of Directors unanimously recommends that you vote FOR each of the nominees.

Director Nominees

All nominees are currently directors of International Paper. The following table lists the names, primary occupations, and ages of the nominees as of the date of the Annual Meeting, the year each first became a director of International Paper, and the Board committees on which they serve.

			Director Since		Board Committees
Name	Primary Occupation	Age		Independent	A&F	GOV	MDCC	PP&E
David J. Bronczek	President and Chief Operating Officer, FedEx Corporation	62	2006				●
William J. Burns	President, Carnegie Endowment for International Peace	60	2015			●		●
Ahmet C. Dorduncu	Chief Executive Officer, Akkök Group	63	2011		●			●
Ilene S. Gordon	Chairman, President and Chief Executive Officer, Ingredion Incorporated	63	2012		●		●
Jay L. Johnson	Retired Chairman and Chief Executive Officer, General Dynamics Corporation	70	2013		●	●
Stacey J. Mobley	Retired Senior Vice President, Chief Administrative Officer and General Counsel, DuPont	71	2008					●
Kathryn D. Sullivan	Charles A. Lindbergh Fellow of Aerospace History, Smithsonian National Air & Space Museum	65	2017			●		●
Mark S. Sutton	Chairman and Chief Executive Officer, International Paper	55	2014
John L. Townsend, III	Retired Managing Partner and Chief Operating Officer, Tiger Management, LLC	61	2006		●		●
William G. Walter	Retired Chairman, FMC Corporation	71	2005				●
J. Steven Whisler Presiding Director	Retired Chairman and Chief Executive Officer, Phelps Dodge Corporation	62	2007			●
Ray G. Young	Executive Vice President and Chief Financial Officer, Archer-Daniels-Midland Company	55	2014		●			●

A&F = Audit & Finance	MDCC = Management Development and Compensation	● = Member
GOV = Governance	PP&E = Public Policy and Environment	= Committee Chair

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Proxy Summary Meeting Agenda and Voting Recommendations

BOARD SNAPSHOT
Our Board’s Average Tenure is 6.3 Years	Diversity of Experience and Background

Corporate Governance Highlights

We believe sound corporate governance is critical to achieving business success and serves the best interests of our shareowners. Highlights of our commitment to sound governance practices include:

Shareholder Rights	○Majority voting for directors, with a director resignation policy ○Shareholder right to call special meetings ○Shareholder right to act by written consent ○Shareholder right to proxy access

Board Independence
○11 of 12 directors are independent
○Robust independent Presiding Director role
○Executive sessions without management present at every in-person Board meeting
○Focus on Board composition and refreshment

Other Governance Practices	○Strong anti-hedging and anti-pledging stock trading provisions ○Annual Board and committee self-evaluations ○Strong stock ownership requirements

ITEM 2 Company Proposal to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2017

Our Board of Directors has ratified the selection of Deloitte & Touche LLP (“Deloitte & Touche”) by our Audit and Finance Committee to serve as the Company’s independent registered public accounting firm for 2017. We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, the affirmative vote of a majority of a quorum at the annual meeting is required.

See page 16 for further information.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2017.

06	INTERNATIONAL PAPER 2017 Proxy Statement

Proxy Summary Meeting Agenda and Voting Recommendations

ITEM 3 Company Proposal to Vote on a Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers

Our Board of Directors is seeking your approval of the compensation of our Named Executive Officers (“NEOs”), as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including in the Compensation Discussion & Analysis, related compensation tables and narrative disclosure. This vote is non-binding. To approve this proposal, the affirmative vote of a majority of a quorum at the annual meeting is required.

See page 17 for further information.

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.

2016 Financial Performance Highlights

ROIC	TSR
7th consecutive year of Adjusted Return on Invested Capital (“Adjusted ROIC”) above cost of capital	47% 1-Year Total Shareholder Return (“TSR”)

Dividend	Global Cellulose Fibers
5th consecutive year of dividend increase	Acquisition to become world’s premier manufacturer of fluff and specialty pulp

Executive Compensation Philosophy and 2016 Compensation Mix

Pay for Performance	We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.

Pay at Risk	We believe a significant portion of an executive’s compensation should be specifically tied to performance—both Company performance and individual performance.

CEO	Other NEOs

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Proxy Summary Meeting Agenda and Voting Recommendations

2016 Executive Compensation Highlights
Strong pay-for-performance correlation
Robust compensation governance practices
Long-Term Incentive (“LTI”) plan based solely on three-year Company Performance – no individual modifier
No base salary increases in 2016 for our executive officers
NEOs received same performance achievement in Short-Term Incentive (“STI”) plan – based solely on Company performance
Modified STI performance metrics and relative weightings for 2016 to drive earnings growth and operating profitability
2016 outcome under STI plan resulted in awards of 72% of target
2014-2016 awards under LTI plan vested at 110% of target

ITEM 4 Company Proposal on a Non-Binding Vote on the Frequency with which Shareowners Will Vote to Approve the Compensation of Our Named Executive Officers in Future Years

Our Board of Directors is requesting that shareowners cast a non-binding vote as to whether an advisory vote on NEO compensation should occur every one, two or three years in future years. To approve the selection of one of these three frequencies, the affirmative vote of a majority of a quorum at the annual meeting is required. If this proposal does not receive the approval of a majority of a quorum at the meeting, the Board will consider as the non-binding selection of the shareowners the frequency (every one, two or three years) that receives the greatest number of votes.

See page 18 for further information.

Our Board of Directors unanimously recommends that you vote FOR an ANNUAL vote to approve the compensation of our NEOs in future years.

ITEM 5 Shareowner Proposal Concerning a Policy on Accelerated Vesting of Equity Awards of Senior Executive Officers upon a Change in Control

The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this shareowner proposal, because they are considered votes present for purposes of a quorum. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 5. Broker non-votes will have the same effect as a vote against this proposal.

See page 19 for further information.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

08	INTERNATIONAL PAPER 2017 Proxy Statement

Information About Annual Meeting	10
Voting Procedures and Annual Meeting Attendance	11
Communicating with the Board	13

Matters to be Acted Upon at the 2017 Annual Meeting	15
Item 1—Company Proposal to Elect 12 Directors	15
Item 2—Company Proposal to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2017	16
Item 3—Company Proposal to Vote on a Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers	17
Item 4—Company Proposal on a Non-Binding Vote on the Frequency with which Shareowners Will Vote to Approve the Compensation of Our Named Executive Officers in Future Years	18
Item 5—Shareowner Proposal Concerning a Policy on Accelerated Vesting of Equity Awards of Senior Executive Officers upon a Change in Control	19

Board of Directors	21
Directors Standing for Election — Term Expiring in 2018	21

Information About Corporate Governance	27
Director Qualifications and Experience	27
Board Leadership & Corporate Governance Practices	28
Board Oversight of the Company	31
Independence of Directors	32
Board Committees	33
Transactions with Related Persons	39
Section 16(a) Beneficial Ownership Reporting Compliance	40

Director Compensation	41

Compensation Discussion & Analysis (“CD&A”)	45

Additional Information About Executive Compensation	68

Ownership of Company Stock	80

Index of Tables
Non-Employee Director Compensation Table	43
Summary Compensation Table	68
Grants of Plan-Based Awards During 2016	69
Outstanding Equity Awards at December 31, 2016	71
Stock Vested in 2016	71
Pension Benefits in 2016	72
Non-Qualified Deferred Compensation in 2016	74
Potential Payments Upon Retirement	76
Potential Payments Upon Involuntary Termination Without Cause	76
Potential Payments Upon Involuntary Termination With Cause	77
Potential Payments Upon Qualifying Termination After Change in Control	77
Security Ownership of Certain Beneficial Owners	80
Security Ownership of Management	81
Equity Compensation Plan Information	81

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PROXY STATEMENT

2017 Annual Meeting of Shareowners

Information About Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by International Paper Company on behalf of the Board of Directors for the 2017 Annual Meeting of Shareowners. Distribution of this proxy statement and proxy form is scheduled to begin on or about April 6, 2017.

The 2017 annual meeting will be held on Monday, May 8, 2017, at 11:00 a.m. CDT at International Paper Company Headquarters, Tower IV, located at 1740 International Drive in Memphis, Tennessee, 38119.

At the 2017 annual meeting, shareowners will vote on the following matters, as well as any other business properly brought before the meeting:

☐	Item One: Elect the 12 nominees named in this proxy statement as directors for a one-year term. The Board recommends a vote FOR each of the nominees.
☐	Item Two: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. The Board recommends a vote FOR this proposal.
☐

Item Three: Vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed under the heading “Compensation Discussion & Analysis.” The Board recommends a vote FOR this proposal.

☐

Item Four: Cast a non-binding vote to approve the frequency with which shareowners will vote on the compensation of our named executive officers in future years. The Board recommends a vote to approve the compensation of our named executive officers ANNUALLY.

☐

Item Five: Vote on a shareowner proposal concerning a policy on accelerated vesting of equity awards of senior executive officers upon a change in control, if properly presented at the meeting. The Board recommends a vote AGAINST this proposal.

Information about these items may be found beginning on page 15 of this proxy statement.

Shareowners of record of International Paper common stock at the close of business on March 14, 2017, the record date, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the 2017 annual meeting and at any adjournment or postponement of the annual meeting. There were 412,896,493 common shares outstanding on March 14, 2017. Each common share is entitled to one vote on each matter to be voted on at the 2017 annual meeting.

A list of shareowners as of the record date will be available for inspection and review upon request of any shareowner to the Corporate Secretary at the address on page 13 of this proxy statement. We will also make the list available at the annual meeting.

Your vote is important
Vote by telephone	If you choose to vote by telephone, you may call the toll-free number on your proxy card. You will need to have the 16-digit control number printed on your proxy card.

Vote on the Internet	If you choose to vote via the Internet, follow the instructions for accessing the website on your proxy card. You will need to have the 16-digit control number printed on your proxy card.

Vote by mail	If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope that was included with the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on May 8, 2017:

This proxy statement, a form of proxy and our annual report are available for viewing and printing at the following website: materials.proxyvote.com/460146

10	INTERNATIONAL PAPER 2017 Proxy Statement

Information About Annual Meeting Voting Procedures and Annual Meeting Attendance

Voting Procedures and Annual Meeting Attendance

How many votes must be present to hold the annual meeting?

Holders of International Paper common stock, present in person or represented by proxy, representing one-third of the number of votes entitled to be cast upon any proposal to be considered at the meeting (at least 137,632,165 votes) are required to hold the 2017 annual meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the annual meeting. Shares held of record and represented by proxy cards marked “abstain,” or returned without voting instructions, will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied. In addition, if you hold shares through a bank or brokerage account, your shares will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied, even if you do not provide voting instructions to your bank or brokerage firm.

We urge you to vote by proxy even if you plan to attend the meeting. That will help us know as soon as possible that we have enough votes to hold the meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the 2017 annual meeting and vote in person.

How do I vote my shares?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by telephone, on the Internet or by attending the meeting and voting in person. In addition, you may vote by mail using the enclosed proxy card.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you have the right to direct your bank or broker how to vote your shares. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. If you want to vote in person at the annual meeting, you must obtain and bring a power of attorney or proxy from your broker, bank or other holder of record authorizing you to vote.

If I hold shares in the International Paper Company Savings Plan, how do I vote my shares?

If you hold shares in the International Paper Company Savings Plan, you may instruct the trustee, State Street Bank and Trust Company, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card included with this mailing or by providing voting instructions by telephone or on the Internet as explained on the voting instruction card. If you do not return the proxy/voting instruction card or provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

How do I attend the annual meeting?

All shareowners as of the record date, March 14, 2017, or their duly authorized proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on your proxy card or via the Internet (www.proxyvote.com) to tell us that you plan to attend. You will be asked for photo identification in order to be admitted.

If you hold your shares in street name and you decide to attend, you must bring to the annual meeting a copy of your bank or brokerage statement evidencing your ownership of International Paper common stock as of the record date.

Shareowners must bring proof of ownership and valid photo identification in order to be admitted to the meeting.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

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Information About Annual Meeting Voting Procedures and Annual Meeting Attendance

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time at or before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy through any of the following means:

○

by casting a new vote by telephone or on the Internet prior to the annual meeting, or by properly completing and signing another proxy card with a later date and returning the proxy card prior to the annual meeting;

○	giving written revocation to our Corporate Secretary prior to the annual meeting directed to the address on page 13 of this proxy statement, or at the meeting; or
○	voting in person at the annual meeting.

You must obtain a ballot and vote at the annual meeting to revoke your proxy.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record prior to the annual meeting or by voting in person at the annual meeting pursuant to a power of attorney or proxy from your bank or broker.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you are a registered shareowner and you return a signed proxy card without indicating your vote, your shares will be voted as follows:

○	for the Company’s proposal to elect the 12 nominees named in this proxy statement to the Company’s Board of Directors in Item 1;
○	for the Company’s proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2017 in Item 2;
○	for the Company’s proposal to approve the compensation of our named executive officers in Item 3;
○	for annually as the preferred frequency with which shareowners will vote on the compensation of our named executive officers in future years in Item 4; and
○	against the shareowner proposal concerning a policy on accelerated vesting of equity awards of senior executive officers upon a change in control in Item 5.

If you are a registered shareowner and you do not return a proxy card or vote at the annual meeting, your shares will not be voted and will not count toward the quorum requirement to hold the annual meeting.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be counted toward the quorum requirement for the annual meeting. The failure to instruct your bank or broker how to vote will have one of three effects on the proposals for consideration at the annual meeting, depending upon the type of proposal. For all voting items, other than Item 2 to ratify our independent registered public accounting firm for 2017, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes. For Item 2, however, the broker may vote your shares at its discretion. For Items 1 and 4, a broker non-vote will have no effect on the outcome of the proposal. For Items 3 and 5, a broker non-vote will have the same effect as a vote against the proposal.

If you hold shares in the International Paper Company Savings Plan and you do not provide voting instructions, the trustee will vote your shares at its discretion.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees, unless in accordance with law.

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Guidelines state that directors are expected to attend our annual meeting.

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person, without compensation. We have hired Alliance Advisors, LLC to solicit proxies for an estimated fee of approximately $25,000, plus expenses.

What is householding?

We have adopted “householding,” a procedure by which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards.

12	INTERNATIONAL PAPER 2017 Proxy Statement

Information About Annual Meeting Communicating with the Board

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2016 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. To request separate copies of our proxy statements or annual reports, either now or in the future, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (866) 540-7095. You may also submit your request on our website, www.internationalpaper.com, under the “Investors” tab at the top of the page and then under the “Financial Requests” link.

How do I change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future annual reports and proxy statements or if you currently receive multiple copies of our annual report and proxy statement and would like to receive a single copy, please send your written request to:

Broadridge Financial Solutions, Inc.
Householding Dept.
51 Mercedes Way
Edgewood, NY 11717
or call (800) 542-1061

Communicating with the Board

How do I communicate with the Board?

You may communicate with our entire Board, the Chairman, the independent directors as a group, the Presiding Director, or any one of the directors by writing to Ms. Sharon R. Ryan, Senior Vice President, General Counsel, and Corporate Secretary, at the address set forth below. Ms. Ryan will forward all communications relating to International Paper’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate director(s).

In addition, as described in detail under “Board Oversight of the Company,” our Global Ethics and Compliance office has a HelpLine that is available 24 hours a day, seven days a week, to receive calls, e-mails, and letters to report a concern or complaint, anonymous or otherwise.

Direct all Board correspondence to:
Corporate Secretary
International Paper
6400 Poplar Avenue
Memphis, TN 38197

Allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded to the chair of our Audit and Finance Committee. Such matters are investigated and responded to in accordance with the procedures established by our Audit and Finance Committee.

What is the deadline for consideration of shareowner proposals for the 2018 Annual Meeting of Shareowners?

A shareowner who wishes to submit a shareowner proposal to be included in the proxy statement for the 2018 Annual Meeting of Shareowners must send the proposal to the Corporate Secretary at the address to the left. We must receive the proposal in writing on or before December 7, 2017, and the proposal must comply with SEC rules, including Rule 14a-8.

Does the Board consider director nominees recommended by shareowners?

Yes. The Governance Committee of the Board will review shareowner recommendations of possible nominees. Shareowner recommendations should be submitted in writing to the Corporate Secretary at the address to the left and should include a statement regarding the qualifications and experience of the proposed nominee. Our By-Laws require that we receive such nominations no earlier than January 8, 2018, and no later than February 7, 2018, and any such nomination must include the information set forth in the By-Laws and SEC rules.

Can shareowners include their director nominees in the Company’s proxy statement?

Yes. In 2016, the Company proactively amended its By-Laws to allow “proxy access” as many of our shareowners consider proxy access a fundamental right. The proxy access By-Law permits a shareowner, or a group of up

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Information About Annual Meeting Communicating with the Board to 20 shareowners, owning 3 percent or more of the Company’s outstanding common stock continuously for three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20 percent of the Board (whichever is greater); provided that shareowners and nominees meet the additional requirements set forth in the By-Laws. If a shareowner(s) wishes to include a director nominee(s) in the Company’s proxy materials, we must receive the notice to nominate the director(s) using the Company’s proxy materials no earlier than November 7, 2017, and no later than December 7, 2017. The notice must contain the information required by our By-Laws, and the shareowner(s) and nominee(s) must comply with the additional requirements in our By-Laws.

Can I raise other business at the 2018 Annual Shareowner Meeting?

Yes. Our By-Laws require that we receive written notice of such other business no earlier than January 8, 2018, and no later than February 7, 2018, and any such notice must include the information set forth in the By-Laws and SEC rules.

Our By-Laws are available at www.internationalpaper.com, under the “Company” tab at the top of the page followed by the “Leadership” link and then the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

14	INTERNATIONAL PAPER 2017 Proxy Statement

Matters to be Acted upon at the 2017 Annual Meeting

Company Proposals

ITEM 1 Company Proposal to Elect 12 Directors

There are no other nominees competing for seats on the Board. Under our Amended and Restated Certificate of Incorporation, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee. “Abstentions” and broker non-votes will have no effect on the vote.

Our Board of Directors unanimously recommends that you vote FOR each of the nominees.

The Board of Directors currently consists of 12 members. Each of the 12 current directors has been nominated by the Board for re-election by shareowners at the annual meeting. Information about these nominees may be found in the “Board of Directors” section of this proxy statement. All 12 nominees, if elected, will hold office until the earlier of:

(i)	our 2018 annual meeting and the date a qualified successor has been elected, or

(ii)	death, resignation or retirement.

There are no other nominees competing for seats on the Board. Under our Amended and Restated Certificate of Incorporation, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee. “Abstentions” and broker non-votes will have no effect on the vote.

Majority vote for directors:

Each director must receive a majority of votes cast “for” his or her election.

If a director does not receive a majority of votes cast “for” his or her election, he or she must submit a letter of resignation, and the Board, through its Governance Committee, will decide whether to accept the resignation.

We do not know of any reason why any nominee would be unable to, or for good cause would not, serve as a director if elected. If, prior to the election, a nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, or the Board may reduce its size.

Our Board of Directors unanimously recommends that you vote FOR each of the following nominees:

○	David J. Bronczek	○	Kathryn D. Sullivan
○	William J. Burns	○	Mark S. Sutton
○	Ahmet C. Dorduncu	○	John L. Townsend, III
○	Ilene S. Gordon	○	William G. Walter
○	Jay L. Johnson	○	J. Steven Whisler
○	Stacey J. Mobley	○	Ray G. Young

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Matters to be Acted upon at the 2017 Annual Meeting Company Proposals

ITEM 2 Company Proposal to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2017

Our Board of Directors has ratified the selection of Deloitte & Touche LLP (“Deloitte & Touche”) by our Audit and Finance Committee to serve as the Company’s independent registered public accounting firm for 2017. We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, the affirmative vote of a majority of a quorum at the annual meeting is required.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2017.

Our Board of Directors has ratified the selection of Deloitte & Touche by our Audit and Finance Committee to serve as the Company’s independent registered public accounting firm for 2017. We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote “for” or “against” the ratification of the selection of our independent registered public accounting firm, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this proposal because they are considered votes present for purposes of a quorum on the vote.

There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareowners for ratification because we value our shareowners’ views on the Company’s independent registered public accounting firm. Our Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but is not bound by the shareowners’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareowners.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2017.

16	INTERNATIONAL PAPER 2017 Proxy Statement

Matters to be Acted upon at the 2017 Annual Meeting Company Proposals

ITEM 3 Company Proposal to Vote on a Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers

Our Board of Directors is seeking your approval of the compensation of our Named Executive Officers (“NEOs”), as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including in the Compensation Discussion & Analysis, related compensation tables and narrative disclosure. This vote is non-binding. To approve this proposal, the affirmative vote of a majority of a quorum at the annual meeting is required.

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.

Our Board of Directors is seeking your approval of the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion & Analysis, related compensation tables and narrative disclosure. This vote is non-binding. To approve this proposal, the affirmative vote of a majority of a quorum at the annual meeting is required.

You may vote “for” or “against” this proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this proposal because they are considered votes present for purposes of a quorum on the vote.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 3. Broker non-votes will have the same effect as a vote against this proposal.

Our Board seeks your approval of the compensation of our NEOs, who are listed in the Summary Compensation Table of this proxy statement. Information describing the compensation of our NEOs is provided in the Compensation Discussion & Analysis section, the accompanying tables and narrative contained in this proxy statement.

Our Board asks shareowners to approve the following (non-binding) advisory resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion & Analysis, the related compensation tables and narrative disclosure, is hereby approved.”

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.

www.ipannualmeeting.com	17

Matters to be Acted upon at the 2017 Annual Meeting Company Proposals

ITEM 4 Company Proposal on a Non-Binding Vote on the Frequency with which Shareowners Will Vote to Approve the Compensation of Our Named Executive Officers in Future Years

Our Board of Directors is requesting that shareowners cast a non-binding vote as to whether an advisory vote on NEO compensation should occur every one, two or three years in future years. To approve the selection of one of these three frequencies, the affirmative vote of a majority of a quorum at the annual meeting is required. If this proposal does not receive the approval of a majority of a quorum at the meeting, the Board will consider as the non-binding selection of the shareowners the frequency (every one, two or three years) that receives the greatest number of votes.

Our Board of Directors unanimously recommends that you vote FOR an ANNUAL vote to approve the compensation of our NEOs in future years.

Our Board of Directors is requesting that shareowners cast a non-binding vote as to whether an advisory vote on NEO compensation should occur every one, two or three years in future years. To approve the selection of one of these three frequencies, the affirmative vote of a majority of a quorum at the annual meeting is required. If this proposal does not receive the approval of a majority of a quorum at the meeting, the Board will consider as the non-binding selection of the shareowners the frequency (every one, two or three years) that receives the greatest number of votes. You may vote “for” one of the three frequencies or you may “abstain” from voting. “Abstentions” will have no effect on the outcome of this proposal.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 4. Broker non-votes will have no effect on the outcome of this proposal.

We are required by the Dodd-Frank Act to provide shareowners with a non-binding “say-on-pay” vote every one, two or three years. The Dodd-Frank Act also requires that our shareowners vote at least once every six years to express their preference as to the frequency of the “say-on-pay” vote. Our prior and first such “say-on-frequency” vote occurred in 2011. At that year’s meeting, shareowners agreed with the Board’s recommendation that the “say-on-pay” vote should occur every year, and since then our shareowners have had and currently have the opportunity to participate annually in this advisory vote on NEO compensation. The Board believes that this annual “say-on-pay” voting sets the correct, ongoing cadence for dialogue between the Company and our shareowners on executive compensation matters. After careful consideration of the various arguments supporting each frequency level, and given the ongoing cadence of dialogue between the Company and our shareowners on executive compensation matters, the Board believes that submitting the advisory vote on executive compensation to shareowners on an annual basis remains appropriate for the Company and its shareowners at this time and recommends that shareowners again approve an annual vote. However, shareowners are not voting to approve or disapprove the Board’s recommendation, and shareowners may vote that the “say-on-pay” vote should occur every one, two or three years in future years or may abstain from voting.

Shareowner approval of a one, two, or three-year frequency vote will not require the Company to implement the frequency selected by the shareowners in future years. The final decision on the frequency of the advisory vote on executive compensation remains with the Board or its committees. The Board values the opinions of the Company’s shareowners as expressed through their votes and other communications. Although the resolution is non-binding, the Board or its committees will carefully consider the outcome of the frequency vote and other communications from shareowners when making future decisions regarding the frequency of “say-on-pay” votes.

Our Board of Directors unanimously recommends that you vote FOR an ANNUAL vote to approve compensation of our named executive officers in future years.

18	INTERNATIONAL PAPER 2017 Proxy Statement

Matters to be Acted upon at the 2017 Annual Meeting Shareowner Proposals

ITEM 5 Shareowner Proposal Concerning a Policy on Accelerated Vesting of Equity Awards of Senior Executive Officers upon a Change in Control

The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this shareowner proposal, because they are considered votes present for purposes of a quorum. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 5. Broker non-votes will have the same effect as a vote against this proposal.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

We expect the following shareowner proposal to be presented at the annual meeting. Upon request, we will promptly provide any shareowner with the name, address and number of shares held by the shareowner making this proposal. The Company is not responsible for the contents of this shareowner proposal or any supporting statement. The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this shareowner proposal, because they are considered votes present for purposes of a quorum. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 5. Broker non-votes will have the same effect as a vote against this proposal.

“RESOLVED: The shareholders ask the Board of Directors of International Paper Company to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive officer, provided, however, that the Board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2017 annual meeting.

SUPPORTING STATEMENT:

International Paper Company (“Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a termination of employment without cause (including by the NEO for good reason) within two years following a change in control of the company on Dec. 31, 2015, could have accelerated the vesting of $21.3 million, worth of long-term equity to International Paper’s five senior executives, with Mark Sutton, the Chief Executive Officer entitled to $9.6 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

www.ipannualmeeting.com	19

Matters to be Acted upon at the 2017 Annual Meeting Shareowner Proposals

Other major corporations, including; Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one-third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.”

[End of Shareowner Proposal]

Position of Your Company’s Board of Directors

The Board of Directors, with input from its Governance and Management Development and Compensation Committees, has again considered this proposal, as it did with substantially similar and unsuccessful proposals in 2015 and 2013, and continues to believe that adoption of the entire proposal as drafted would not be in the best interests of the Company or our shareowners.

As described below and as further described later in this proxy statement:

○	In 2013, the Board approved and the Company implemented the concept of “double-trigger” acceleration of equity-award vesting for the Company’s senior executives by revising all existing and future change-in-control agreements accordingly.
○	In 2014, upon approval by the Board, the Company revised its Amended and Restated 2009 Incentive Compensation Plan to implement the same double-trigger-vesting provision for all future equity awards for all plan participants.

While the Board continues to oppose implementation of this entire proposal as drafted, these recent changes adopted the most important aspect of the proposal and addressed most of the proponent’s concerns. The double-trigger feature requiring that there is both a change in control and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) in order for equity awards to accelerate is widely recognized as a good governance practice, as it prevents senior executives from receiving an automatic windfall in the event of a change in control and serves as an incentive for the senior executives to continue with the Company through and after a change in control in order to receive the benefit of their unvested equity awards.

We also believe it is worth emphasizing the support our shareowners have shown for our executive compensation program, as indicated by approval of our “Say-on-Pay” proposal by over 96 percent of votes cast by our shareowners in May 2016, 2015 and 2014. We believe this overwhelming support affirms our responsiveness to shareowners through the many executive compensation plan design changes we have made over the past number of years. Many of these changes are described in the Compensation Discussion and Analysis section of this proxy statement.

The Board, along with its Management Development and Compensation Committee, will continue to review our executive compensation policies in light of evolving practices. At this time, however, the Board continues to oppose the proposal as drafted. We believe that it is in the best interests of our shareowners to provide our senior executives with some form of accelerated vesting of their equity awards, which are a fundamental element of their remuneration, if they experience a qualifying termination after a change in control. We believe that one of the essential purposes of providing our executives with equity-based awards is to align their interests with those of our shareowners. Providing our senior executives with the protection of some form of acceleration of vesting of their equity awards in the event of their qualifying termination after a change in control furthers this purpose by enabling our executives to avoid distractions and potential conflicts of interest that could otherwise arise when a potential change-in-control transaction is being considered. We believe that the benefits of securing our key employees’ compensation opportunity in the event of a qualifying termination after a change in control outweigh the costs and concerns raised by the proponent.

In sum, the Board believes that the current structure of the Company’s executive compensation program, especially given the recent change to “double-trigger” acceleration of vesting of equity awards, is appropriate and effective, aligning the interests of our executives with those of the Company’s shareowners. We believe that our executive compensation program, as a whole, is consistent with market practice and provides us with the ability to compete for, attract and retain talented executives. Adoption of this proposal as drafted would disadvantage the Company from a competitive standpoint, and would potentially impact our ability to deliver maximum value to our shareowners.

For these reasons, we recommend that you vote against this proposal.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

20	INTERNATIONAL PAPER 2017 Proxy Statement

Board of Directors

Directors Standing for Election — Term Expiring in 2018

The following 12 individuals are nominated for election at the 2017 annual meeting. Each of these nominees is standing for election to serve a term that will expire in 2018. In addition to biographical information for each director nominee, we describe the specific experience, qualifications, attributes or skills that led our Board to conclude such person should serve as a director in light of the Company’s business.

David J. Bronczek Independent
Age: 62 Director since: 2006
Committees: ○Public Policy and Environment (Chair) ○Management Development and Compensation

Biography
President and chief operating officer of FedEx Corporation, a global provider of transportation, e-commerce and business services, since February 2017. Mr. Bronczek served as president and chief executive officer of FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation, from 2000 to February 2017. Mr. Bronczek began his career with FedEx in 1976 and, prior to being named president, served as executive vice president and chief operating officer of FedEx Express. A native of Cleveland, Ohio, Mr. Bronczek graduated from Kent State University. Mr. Bronczek was appointed by former President George W. Bush to the National Infrastructure Advisory Council. He is a member of the Board of Governors of the International Air Transport Association (IATA); a board member for Airlines for America; a member of the Board of Governors for National Safe Kids Campaign; and a board member for the Smithsonian’s National Air and Space Museum. He is also a member of Memphis Tomorrow.

Board Qualifications
As president and COO of FedEx Corporation and former CEO of its subsidiary FedEx Express, Mr. Bronczek brings critical business insight to a large, diversified company with international operations. Mr. Bronczek has served in many capacities at FedEx Corporation, beginning his career in operations in 1976. His experience includes serving as senior vice president of Europe, the Middle East and Africa (EMEA), which is a region of strategic importance to International Paper.

Key Skills & Experience
○	Current COO	○	Strategic Planning
○	International Operations	○	Supply Chain
○	Environment, Sustainability,	○	Technology
	Public Policy	○	Marketing

William J. Burns Independent
Age: 60 Director since: 2015
Committees: ○Governance ○Public Policy and Environment

Biography
President of the Carnegie Endowment for International Peace, the oldest international affairs think tank in the United States, since February 2015. He served in the U.S. Department of State as Deputy Secretary of State from July 2011 to November 2014, as Under Secretary for Political Affairs from 2008 to July 2011, and as Ambassador to Russia from 2005 to 2008, among many other posts during his 33 years in the Foreign Service. He earned a bachelor’s degree in history from LaSalle University and a master’s degree and doctorate in international relations from Oxford University, where he studied as a Marshall Scholar. He speaks English, Russian, Arabic and French.

Board Qualifications
Ambassador Burns’ service as Deputy Secretary of State in the U.S. State Department, Under Secretary for Political Affairs and Ambassador to Russia, as well as numerous other posts during his 33 years in the Foreign Service, brings a unique and valuable perspective to the Board. His extensive public policy experience, both domestic and international, is valuable particularly in considering a broad range of strategic and tactical business matters. His current position as president of the Carnegie Endowment for International Peace, the oldest international affairs think tank, further strengthens his international management and public policy expertise.

Key Skills & Experience
○	Environment, Sustainability,	○	Strategic Planning
Public Policy
○	International Operations

www.ipannualmeeting.com	21

Board of Directors Directors Standing for Election — Term Expiring in 2018

Ahmet C. Dorduncu Independent
Age: 63 Director since: 2011
Committees: ○Audit & Finance ○Public Policy and Environment

Biography
Chief executive officer of Akkök Group, a financial and industrial conglomerate located in Turkey, since January 2013. Mr. Dorduncu served as chief executive officer of Sabanci Holding, another financial and industrial conglomerate located in Turkey, from 2005 to 2010. He also served from 2006 to 2010 as chairman of the board of Olmuksa, then an industrial packaging business joint venture between Sabanci Holding and International Paper. Sabanci Holding is the parent company of the Sabanci Group, a leading Turkish financial and industrial company.

Board Qualifications
As CEO of Akkök Group and retired chairman and CEO of Sabanci Holding, two leading financial and industrial conglomerates, Mr. Dorduncu brings vast experience in international operations for a non-U.S. manufacturing company. He also has financial expertise that adds to the strength of our Board. His knowledge of regions of key importance to the Company brings even greater perspective to our Board.

Key Skills & Experience
○	Current CEO	○	Environment,
○	Manufacturing		Sustainability,
○	International Operations	○	Public Policy
○	Finance, Accounting	○	Supply Chain
○	Strategic Planning	○	Technology
○	Diversity	○	Marketing

Ilene S. Gordon Independent
Age: 63 Director since: 2012
Committees: ○Audit & Finance ○Management Development and Compensation

Biography
Chairman, president and chief executive officer of Ingredion Incorporated (formerly Corn Products International, Inc.), a publicly traded global ingredient solutions company, since May 2009. Ms. Gordon is also a member of the board of directors of Ingredion Incorporated and World Business Chicago, a not-for-profit economic development organization. Ms. Gordon previously served as president and chief executive officer of Rio Tinto’s Alcan Packaging, a multinational company engaged in the production of flexible and specialty packaging, from 2007 until 2009, and in various senior executive roles at Alcan Packaging and its affiliate and predecessor companies from 1999 until 2007. Prior to 1999, Ms. Gordon was employed for 17 years with Tenneco Inc., a conglomerate, in a variety of management positions, including vice president and general manager leading its folding carton business. Ms. Gordon serves on the board of directors of Lockheed Martin Corporation, a publicly traded global security and aerospace company. Additionally, during the past five years, Ms. Gordon served on the board of directors of Arthur J. Gallagher & Co., a publicly traded international insurance brokerage and risk management business.

Board Qualifications
As chairman, CEO and president of Ingredion Incorporated, Ms. Gordon brings senior management expertise and leadership capabilities, as well as broad understanding of the operational, financial and strategic issues facing public companies. Her previous experience at Rio Tinto’s Alcan Packaging includes manufacturing, supply chain and marketing. She has experience with operations overseas, including South America, Asia Pacific and Europe. Ms. Gordon also brings strong financial expertise to our Board.

Key Skills & Experience
○	Current CEO	○	Finance, Accounting
○	Manufacturing	○	Strategic Planning
○	International Operations	○	Supply Chain
○	Diversity	○	Technology
○	Environment, Sustainability,	○	Marketing
Public Policy

22	INTERNATIONAL PAPER 2017 Proxy Statement

Board of Directors Directors Standing for Election — Term Expiring in 2018

Jay L. Johnson Independent
Age: 70 Director since: 2013
Committees: ○Audit & Finance ○Governance

Biography
Retired as chairman and chief executive officer of General Dynamics Corporation, a publicly traded manufacturer of worldwide defense, aerospace, and other technology products, in December 2012. He served as its chairman from May 2010 and as its chief executive officer from July 2009. He served on its board of directors from 2003 to December 2012. From 2000 to 2008, he served in various senior executive roles at Dominion Resources Inc., a publicly traded energy company, including as chief executive officer of Dominion Virginia Power. Prior to 2000, he had a distinguished 32-year career in the U.S. Navy. He retired as an admiral in July 2000, after serving as chief of naval operations and a member of the Joint Chiefs of Staff since 1996. He is a director of Wynn Resorts, Limited, the USAA, the U.S. Naval Academy Foundation, and The Peregrine Fund.

Board Qualifications
Having served as chairman and CEO of General Dynamics Corporation and CEO of Dominion Virginia Power, Admiral Johnson is an experienced business leader who brings strong financial expertise and global business acumen to our Board. He also brings strong leadership and management skills as a result of his distinguished 32-year military career. In addition, Admiral Johnson’s prior positions as a public company director provide him with a deep understanding of public company governance and other significant issues facing public companies.

Key Skills & Experience
○	Former CEO	○	Finance, Accounting
○	Manufacturing	○	Strategic Planning
○	International Operations	○	Technology
○	Environment, Sustainability,	○	Supply Chain
Public Policy

Stacey J. Mobley Independent
Age: 71 Director since: 2008
Committees: ○Governance (Chair) ○Public Policy and Environment

Biography
Retired in June 2008 as senior vice president, chief administrative officer and general counsel of DuPont, a global science company, and a member of DuPont’s office of the chief executive. Mr. Mobley was with DuPont for 35 years and had senior management responsibility for legal and governmental affairs. From November 2008 until June 2015, Mr. Mobley served as senior counsel, Dickstein Shapiro LLP, a multi-service law firm. He is a director of Nuclear Electric Insurance Ltd. and HP Inc. (formerly Hewlett-Packard Company), and serves as chairman of the board of trustees of Howard University. He previously served as a director of Hewitt Associates Inc. (through October 2010) and Wilmington Trust Company (through April 2010).

Board Qualifications
Having served with DuPont for 35 years, including senior management responsibility for legal and government affairs, Mr. Mobley brings a deep understanding of legal compliance and oversight of a diversified, publicly traded company. Mr. Mobley’s service on other public company boards allows him to bring current insight into governance and other significant issues facing public companies. These experiences give Mr. Mobley a strong background upon which to draw as a member of our Board.

Key Skills & Experience
○	Manufacturing	○	Diversity
○	Legal	○	Strategic Planning
○	International Operations	○	Supply Chain
○	Environment, Sustainability,
Public Policy

www.ipannualmeeting.com	23

Board of Directors Directors Standing for Election — Term Expiring in 2018

Kathryn D. Sullivan Independent
Age: 65 Director since: 2017
Committees: ○Governance ○Public Policy and Environment

Biography
The Charles A. Lindbergh Fellow of Aerospace History at the Smithsonian National Air and Space Museum, since March 2017. Dr. Sullivan served in several roles in the U.S. Department of Commerce and the National Oceanic and Atmospheric Association Administration (NOAA) between May 2011 and January 2017, including as Under Secretary of Commerce for Oceans & Atmosphere and NOAA Administrator from March 2014 until January 2017. She served as a Director for Ohio State University’s Battelle Center for Mathematics and Science Education Policy from 2006 through 2011. Between 1996 and 2005, Dr. Sullivan served as President and CEO of the Center of Science and Industry (COSI), a hands-on science education enterprise, serving nearly 900,000 people annually throughout Ohio and surrounding states. Between 1978 and 1993, Dr. Sullivan was a Mission Specialist for NASA. She is a veteran of three Shuttle missions with over 500 hours in space and she is the first American woman to walk in space. Dr. Sullivan served on the boards of directors of several public companies between 1997 and 2011. She is a member of the National Academy of Engineering, and she earned a bachelor’s degree in Earth Sciences from the University of California, Santa Cruz and a doctorate in geology from Dalhousie University in Nova Scotia.

Board Qualifications
Dr. Sullivan’s service as Administrator for the National Oceanic and Atmospheric Association and Under Secretary of Commerce for Oceans and Atmosphere brings a valuable perspective on current issues in sustainability, which is a critical issue to the Company. As a former NASA space shuttle astronaut, she also brings a strong technical background, leadership capabilities, and strategic planning experience. Dr. Sullivan’s service on other public company boards gives her experience and oversight of natural resource conservation and production as well as a broad range of strategic and tactical business matters. She also brings finance and budgeting experience having served as president and chief executive officer of COSI, as well as her service on a public company’s audit and finance committee. These experiences give Dr. Sullivan a strong background upon which to draw as a member of our Public Policy and Environment Committee and Governance Committee.

Key Skills & Experience
○	Environment, Sustainability,	○	Marketing
	Public Policy and	○	Diversity
	Public Service	○	International
○	Technology		Operations
○	Strategic Planning	○	Finance, Accounting
○	Supply Chain

Mark S. Sutton Chairman & CEO
Age: 55 Director since: 2014

Biography
Chairman (since January 1, 2015) & chief executive officer (since November 1, 2014). Mr. Sutton previously served as president & chief operating officer from June 1, 2014 to October 31, 2014, senior vice president - industrial packaging from November 2011 to May 31, 2014, senior vice president - printing and communications papers of the Americas from 2010 until 2011, senior vice president - supply chain from 2008 to 2009, vice president - supply chain from 2007 until 2008, and vice president - strategic planning from 2005 until 2007. Mr. Sutton joined International Paper in 1984. Mr. Sutton serves on the board of directors of The Kroger Company. He is a member of The Business Council and the Business Roundtable and serves on the American Forest & Paper Association board of directors and the international advisory board of the Moscow School of Management - Skolkovo. He was appointed chairman of the U.S. Russian Business Council and was also appointed to the U.S. Section of the U.S.-Brazil CEO Forum. He also serves on the board of directors of Memphis Tomorrow and board of governors for New Memphis Institute.

Board Qualifications
Mr. Sutton has been with International Paper his entire 30+-year career and served in various senior leadership roles, most recently as president and chief operating officer, as well as senior vice president - Industrial Packaging, the Company’s largest business. He has also served as the senior leader of Printing and Communications Papers, supply chain, corporate strategic planning, as well as leading packaging operations in Europe, Middle East and Africa. As a result, Mr. Sutton was instrumental in the transformation of the Company over the last decade. He brings deep experience and institutional knowledge to the Board and management in his roles as chairman and CEO.

Key Skills & Experience
○	Current CEO	○	Finance, Accounting
○	Manufacturing	○	Strategic Planning
○	International Operations	○	Supply Chain
○	Environment, Sustainability,	○	Technology
	Public Policy	○	Marketing

24	INTERNATIONAL PAPER 2017 Proxy Statement

Board of Directors Directors Standing for Election — Term Expiring in 2018

John L. Townsend, III Independent
Age: 61 Director since: 2006
Committees: ○Audit & Finance ○Management Development and Compensation

Biography
Retired managing partner and chief operating officer of Tiger Management, LLC, an investment management business, a position he held from 2010 to 2012. From 2012 to 2015, Mr. Townsend served as senior advisor to Tiger Management, LLC. Mr. Townsend is also a member of the Riverstone Group, a private investment fund. Mr. Townsend was previously employed by Goldman Sachs & Co. from 1987 to 2002 and was a general partner from 1992 to 1999 and a managing director from 1999 to 2002. Mr. Townsend is a director of The Heritage Group, an industrial conglomerate. Additionally, during the past five years, Mr. Townsend served on the board of directors of Belk, Inc., a department store retailer.

Board Qualifications
Mr. Townsend brings strong financial acumen to our Board with his recent experience working with private investment funds, as well as his previous experience as general partner and managing director for Goldman Sachs & Co. Mr. Townsend’s financial background, experience with the investment community and knowledge of financial markets make him well qualified to serve as a member of our Board.

Key Skills & Experience
○	Finance, Accounting
○	Strategic Planning

William G. Walter Independent
Age: 71 Director since: 2005
Committees: ○Audit & Finance (Chair) ○Management Development and Compensation

Biography
Retired chairman of FMC Corporation, an agriculture, specialty and industrial chemical company, a position he held from 2001 to September 2010. Mr. Walter also served as FMC’s president and chief executive officer from 2001 until December 2009. Mr. Walter served as executive vice president of FMC Corporation from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of the New York Life Insurance Company.

Board Qualifications
Mr. Walter is an experienced business leader, having served from 2001 to 2009 as chairman and CEO of FMC Corporation, a large, publicly traded, manufacturing company with international operations. Mr. Walter continued to serve as FMC’s chairman through September 2010. Mr. Walter brings senior management experience, leadership capabilities, strong financial knowledge and business acumen to our Board.

Key Skills & Experience
○	Former CEO	○	Strategic Planning
○	Manufacturing	○	Technology
○	International Operations	○	Marketing
○	Finance, Accounting

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Board of Directors Directors Standing for Election — Term Expiring in 2018

J. Steven Whisler Independent Presiding Director
Age: 62 Director since: 2007
Committees: ○Management Development and Compensation (Chair) ○Governance

Biography
Retired as chairman and chief executive officer of Phelps Dodge Corporation, an international mining company, upon its merger with Freeport-McMoRan Inc. in March 2007. Mr. Whisler served as chairman and chief executive officer of Phelps Dodge Corporation from May 2000 until March 2007, and served on the board of Phelps Dodge Corporation from 1995 through March 2007. Mr. Whisler is a director of CSX Corporation and the Brunswick Corporation. He is also a director of the C.M. Russell Museum.

Board Qualifications
Mr. Whisler served as chairman and CEO of Phelps Dodge Corporation, a large, publicly traded, manufacturing company with international operations, prior to its acquisition in March 2007. He also served as general counsel of Phelps Dodge and, as a result, has a deep understanding of the governance, compliance and regulatory issues facing public companies. His service on other public company boards further augments his range of knowledge and allows him to draw on various perspectives and viewpoints in his role as our Presiding Director.

Key Skills & Experience
○	Former CEO	○	Finance, Accounting
○	Manufacturing	○	Strategic Planning
○	International Operations	○	Supply Chain
○	Environment, Sustainability,	○	Legal
Public Policy

Ray G. Young Independent
Age: 55 Director since: 2014
Committees: ○Audit & Finance ○Public Policy and Environment

Biography
Executive vice president and chief financial officer of Archer-Daniels-Midland Company (“ADM”), with responsibility for strategic oversight of ADM’s business in Asia. ADM is a publicly traded company and one of the largest agricultural processers and food ingredients companies in the world, and Mr. Young has been its chief financial officer since December 2010. Prior to joining ADM, he was employed on four continents at General Motors Company (“GM”), a publicly traded company and producer of vehicles throughout the world, from 1986 to 2010. At GM and its affiliates, he served in various senior executive roles, including as its president of the Mercosur Region from 2004 to 2007, its chief financial officer from 2008 to 2009 and its vice president, International Operations, based in China, in 2010. He currently serves on the boards of the U.S. China Business Council and the American Cancer Society Lakeshore Division.

Board Qualifications
As executive vice president and chief financial officer of Archer Daniels Midland (“ADM”), a large, publicly traded company, Mr. Young brings strong financial expertise and strategic acumen to the Board. In addition to his experience at ADM, he also served in various executive roles at General Motors Company for over twenty years, and as a result, has a deep knowledge of global manufacturing operations.

Key Skills & Experience
○	Current CFO	○	Strategic Planning
○	Finance, Accounting	○	Supply Chain
○	International Operations	○	Technology
○	Diversity
○	Manufacturing

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Information About Corporate Governance

Director Qualifications and Experience

Director Qualification Criteria

Our Board has adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate incumbent directors being considered for re-election at each annual meeting, as well as to evaluate director candidates. The Governance Committee of our Board is responsible for evaluating each director candidate, and for recommending qualified director nominees for election to the Board. We seek candidates with ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Governance Committee also considers whether each candidate demonstrates the following:

○	Commitment to the Company’s mission and purpose, and loyalty to the interests of the Company and its shareowners;
○	Ability to exercise objectivity and independence in making informed business decisions;
○	Willingness and commitment to devote the extensive time necessary to fulfill his/her duties;
○

Ability to communicate effectively and collaboratively with other Board members to contribute effectively to the diversity of perspectives that enhances Board and Committee deliberations and decision-making; and

○	Skills, knowledge and expertise relevant to the Company’s business.

Director Nomination Procedures

Shareowners may submit recommendations for director candidates to the Governance Committee by writing to the Corporate Secretary. The candidates should meet the director qualifications criteria described above. The Governance Committee applies the same criteria in evaluating candidates recommended by shareowners as those from other sources. If a shareowner would like to nominate a director candidate, the shareowner must follow the procedures set forth in our By-Laws, including the deadline to make such nominations. See “Communicating with the Board” above and “Adoption of Proxy Access” below.

Diversity of Our Directors

Our Board and the Governance Committee have assembled a Board comprised of experienced directors who are currently, or have recently been, leaders of major companies and institutions, are independent thinkers and have a diverse range of expertise and skills that they bring to the boardroom. The Board, through its Governance Committee, seeks directors with a mix of backgrounds, experiences and tenure that will enhance the quality of its deliberations and decisions, and provide a blend of institutional knowledge and fresh perspective. The criteria considered by the Board and the Governance Committee include a person’s skills, current and previous occupations, other board memberships and professional experiences in the context of the needs of the Board. The Governance Committee Charter specifically directs the committee to seek qualified candidates with diverse backgrounds, including but not limited to, such factors as race, gender, and ethnicity. The satisfaction of these criteria is implemented and assessed through

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Information About Corporate Governance Board Leadership & Corporate Governance Practices

ongoing consideration of directors and nominees by the Governance Committee and the Board, as well as through the Board’s annual self-evaluation process. Our Board believes that its membership should include individuals with a diverse background in the broadest sense, and is particularly interested in maintaining a mix of skills and experience that includes the following:

Our Director Qualification Criteria and Independence Standards may be found at www.internationalpaper. com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link.

Board Leadership & Corporate Governance Practices

Board Leadership Structure

Our Board believes that the Company and its shareowners are best served by having the flexibility to determine the right leadership structure for the Company at any given point in time, taking into consideration the current business environment and shareholder landscape. We currently combine the role of Chairman and CEO and believe this is the most effective leadership structure for the Company at this time. When Mr. Sutton was appointed as CEO in 2014, the Board evaluated whether continuing to combine the role of Chairman and CEO was in the best interests of the Company and the shareowners. The Board concluded that maintaining the combined position of Chairman and CEO is appropriate to further strengthen the Company’s governance structure by promoting unified leadership and direction for the Company, fostering accountability and allowing for a single, clear focus for management to execute the Company’s strategy and business plans.

As a counterbalance, we have an independent Presiding Director, J. Steven Whisler, whose role and responsibilities provide strong independent leadership in the boardroom. The authority and duties of our independent Presiding Director are set forth in the Corporate Governance Guidelines and provided below.

Role of the Presiding Director

The Presiding Director is elected each year by the independent directors for a term of not less than one year. The Presiding Director has authority to call meetings of independent directors. He may consult and directly communicate with certain shareowners if requested. The duties of the Presiding Director include:

○	Determining a schedule and agenda for regular executive sessions in which independent directors meet without management present, and presiding over these sessions;
○	Presiding over meetings of the Board in the event the Chairman is not present;

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Information About Corporate Governance Board Leadership & Corporate Governance Practices

○	Serving as liaison between the Chairman and independent directors;
○	Approving agendas of the Board and meeting schedules to assure there is ample discussion time;
○	Approving information sent to the Board; and
○	Organizing the process for evaluating the performance of the Chairman and CEO not less than annually in consultation with the Management Development and Compensation Committee.

The Board considers its own leadership structure as part of the Company’s succession planning process. The Board will continue to evaluate this structure going forward in light of factors and considerations prevailing at the time to determine whether a combined CEO and Chairman role is in the best interests of the Company and its shareowners.

Commitment to Sound Corporate Governance Principles

We believe good corporate governance is critical to achieving business success and serves the best interests of our shareowners. Our Board has adopted Corporate Governance Guidelines that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareowners. Our Board regularly reviews its Corporate Governance Guidelines and committee charters and makes changes from time to time to reflect developments in the law and the corporate governance area. Our Amended and Restated Certificate of Incorporation permits the size of our Board to range from nine to 18 members. Currently, the size of our Board is 12 members. Our Board maintains four standing committees, as well as an Executive Committee, which is comprised of the chairs of each of the standing committees.

Adoption of Proxy Access

On February 9, 2016, our Board of Directors adopted a proxy access By-Law that permits stockholders owning 3 percent or more of our common stock for at least three years to nominate the greater of two directors or up to 20 percent of the Board, and include these nominees in our proxy materials. The number of shareowners who may aggregate their shares to meet the ownership threshold is limited to 20. Nominations are subject to the eligibility, procedural and disclosure requirements set forth in the By-Laws.

Our By-Laws are available at www.internationalpaper.com, under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Our Board believes that a shareowner-focused governance model is the right fit for International Paper. The below table highlights our sound corporate governance practices:

Shareholder Rights	○Majority voting for directors, with a director resignation policy ○Shareholder right to call special meetings ○Shareholder right to act by written consent ○Shareholder right to proxy access

Board Independence
○11 of 12 directors are independent
○Robust independent Presiding Director role
○Executive sessions without management present at every in-person Board meeting
○Focus on Board composition and refreshment

Other Governance Practices	○Strong anti-hedging and anti-pledging stock trading provisions ○Annual Board and committee self-evaluations ○Strong stock ownership requirements

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Information About Corporate Governance Board Leadership & Corporate Governance Practices

Our Corporate Governance Guidelines and our Board committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary at the address on page 13 of this proxy statement.

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

Board of Directors’ Policies and Practices

Annual Board and Committee Self Assessment

○	The Board is committed to a robust and constructive evaluation process and recognizes this process promotes continuous improvement and overall Board effectiveness.
○	Our Board conducts an annual self assessment of its own and its committees’ performances, in accordance with a procedure established by the Governance Committee.
○	The General Counsel conducts interviews with each of the directors based on a detailed questionnaire. Topics covered include, among others:
	–	Effectiveness of Board and Committee leadership structure;
	–	Board and Committee skills, composition, diversity, and succession planning;
	–	Board culture and dynamics, including the effectiveness of discussion and debate at meetings; and
	–	Board and management dynamics, including the quality of management presentations and information provided to the Board.
○

Separately, an assessment of individual Board members is conducted by the Governance Committee and the Chairman of the Board prior to their nomination for election by shareowners, in accordance with the Director Qualification Criteria and Independence Standards discussed above.

Board, Committee and Annual Meeting Attendance

○	The Board met nine times during 2016, with an average attendance rate of 98 percent.
○	Each director attended 75 percent or more of the aggregate number of meetings of the Board and committees on which he or she served.
○	As expected by our Corporate Governance Guidelines, all directors were in attendance at the 2016 annual meeting.

Executive Sessions of Non-Management and Independent Directors

○

After each regularly scheduled face-to-face meeting and, if needed, after telephonic meetings, non-management and independent directors of our Board meet in executive session, without management present, chaired by the Presiding Director.

○	If non-management directors are not independent, then the Presiding Director will also chair an executive session of independent directors at least once annually.
○	In 2016, executive sessions were held at every regularly scheduled face-to-face Board meeting.
○	Independent directors may engage, at the Company’s expense, independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management’s approval.

Orientation and Continuing Education

○

Our new directors participate in a director orientation that includes written materials and presentations by Company employees who are subject-matter experts, as well as meetings with senior management, our independent registered public accounting firm and both the Company’s and the Management Development and Compensation Committee’s compensation consultants.

○	New directors visit several of our facilities and meet with employees.
○	Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts.
○	Directors are also offered the opportunity to attend director education programs provided by third parties. From time to time, directors attend meetings of Company officers, and, at each Board meeting, they meet informally and formally with senior leaders of the Company.

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Information About Corporate Governance Board Oversight of the Company

Mandatory Retirement Policies

○

Our Board has a mandatory retirement policy for non-employee directors, under which a non-employee director is required to retire from our Board effective December 31 of the year in which he or she attains the age of 72.

	–	Joan E. Spero, who had served on our Board since 2011, retired under this policy in December 2016.
	–	Stacey J. Mobley and William G. Walter, who have served on our Board since 2008 and 2005, respectively, will retire under this policy in December 2017.
○	In addition, we have a mandatory retirement policy for CEOs, under which our CEO is required to retire as CEO effective on the first day after the month in which he or she attains the age of 65.

Resignation Policies

○

We have two policies relating to director resignation. The first applies when a director has a substantial change in his or her principal occupation, and the second applies in relation to a director who does not receive a majority of shares voted in favor of his or her election. We describe each policy below.

–

First, if a director’s principal occupation changes substantially, he or she is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether or not to accept the resignation using the Director Qualification Criteria and Independence Standards.

–

Second, our Amended and Restated Certificate of Incorporation provides for majority voting of directors in non-contested elections. Pursuant to our By-Laws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender his or her resignation, and the Board, through its Governance Committee, will determine whether or not to accept the resignation.

Board Oversight of the Company

Risk Oversight

As set forth in the Company’s Corporate Governance Guidelines, the Board exercises oversight of the Company’s strategic, operational and financial matters, as well as compliance and legal risks. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management with the interests of shareowners and the communities in which the Company operates. Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s four standing committees oversee certain risks, and the Audit and Finance Committee coordinates the risk oversight role exercised by various committees and management. The Company’s Corporate Governance Guidelines provide the foundation upon which the Board oversees a working system of principled goal-setting and effective decision-making, with the objective of establishing a vital, agile, and ethical corporate entity that provides value to the shareowners who invest in the Company and to the communities in which it operates.

Code of Conduct

Our Board has adopted a Code of Conduct (the “Code”) that applies to our directors, officers and all employees to ensure we conduct business in a legal and ethical manner. The Code is available at www.internationalpaper.com, under the “Company” tab at the top of the page, then under “Ethics.” A paper copy is available at no cost by written request to the Corporate Secretary.

Our Global Ethics and Compliance office is located at our global headquarters in Memphis, Tennessee. If an employee, customer, vendor or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact the Global Ethics and Compliance office in person, via mail, e-mail, facsimile or telephone. The Code describes multiple channels by which employees may report a concern, such as through their managers, a human resources professional, legal counsel or our internal audit department.

Our HelpLine is also available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, whether anonymous or otherwise. Our HelpLine contact information can be found at www.internationalpaper.com, under the “Company” tab at the top of the page, then under “Ethics” and “How Can We Help You?”

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Information About Corporate Governance Independence of Directors

All HelpLine reports are immediately forwarded to the Global Ethics and Compliance office for further action and for a response to the person reporting, unless he or she has chosen to remain anonymous. A report made through any of our other reporting channels that involves an impropriety relating to our accounting, internal controls or other financial or audit matters is also forwarded immediately to the Global Ethics and Compliance office. That office has responsibility for investigating all such matters, and will report certain of those matters, unfiltered, to the chair of our Audit and Finance Committee in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

Independence of Directors

Director Independence Standards

It is the policy of our Board that a majority of its members be independent from the Company, its management and its independent registered public accounting firm. Based on the Governance Committee’s review of our current directors, our Board has determined each of our non-employee directors is independent: David J. Bronczek; William J. Burns; Ahmet C. Dorduncu; Ilene S. Gordon; Jay L. Johnson; Stacey J. Mobley; Kathryn D. Sullivan, John L. Townsend, III; William G. Walter; J. Steven Whisler; and Ray G. Young. We have one employee-director, our Chairman, Mr. Sutton, who is not independent. Each standing committee of the Board is comprised entirely of independent directors.

Further, the Governance Committee concluded and recommended to our Board, and our Board determined, each of our non-employee directors meets the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee and the Governance Committee.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and the General Counsel. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE Listed Company Manual’s independence standards and the Company’s Director Qualification Criteria and Independence Standards, which are consistent with, but more rigorous than, the NYSE standards.

Under SEC rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the relationships described below. Based on its analysis of the relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired the independence of any non-employee director, including:

○	Non-profit and charitable organization affiliations of our directors. None of our directors serve as an executive officer of any organization to which we make charitable contributions.
○	Service by several of our directors as an executive officer at a company with whom we may do business. The Governance Committee determined that the commercial relationships involving routine, arms-length purchases and sales transactions between International Paper and these companies were not material under our independence standards. These standards provide that payments to or payments from the Company to a company for which a director serves as an executive officer, for property or services that are less than the greater of $750,000 or 1.75 percent of such other company’s consolidated gross revenues, are not considered a material relationship that would impair the director’s independence. We provide additional details about these relationships in the following table.

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Information About Corporate Governance Board Committees

Transactions Considered in Analysis of Director Independence

Director	Name of Employer	Business Relationship (including affiliated companies)	Dollar Amount of Routine Sales Transactions (approximate)	Amount exceeds greater of $750,000 or 1.75% of other company’s gross revenues?
David J. Bronczek	FedEx Corporation	Routine sales to FedEx	$435,929 in total, representing less than 0.003% of International Paper’s gross revenues in 2016	No
		Routine purchases from FedEx	$7,218,606 in total, representing less than 0.02% of FedEx’s gross revenues in 2016	No
Ilene S. Gordon	Ingredion Incorporated	Routine sales to Ingredion	$46,388 in total, representing less than 0.0003% of International Paper’s gross revenues in 2016	No
		Routine purchases from Ingredion	$56,509,216 in total, representing less than 0.94% of Ingredion’s gross revenues in 2016	No
Ray G. Young	Archer-Daniels-Midland Company	Routine sales to ADM	$4,123,922 in total, representing less than 0.02% of International Paper’s gross revenues in 2016	No
		Routine purchases from ADM	$57,354,762 in total, representing less than 0.10% of ADM’s gross revenues in 2016	No

Board Committees

As described above, in order to fulfill its responsibilities, the Board has delegated certain authority to its committees. The Board has four standing committees and one Executive Committee: (i) Audit and Finance; (ii) Governance; (iii) Management Development and Compensation; and (iv) Public Policy and Environment. The Executive Committee meets only if a quorum of the full Board cannot be convened and there is an urgent need to meet.

Each committee has its own charter, and each charter is reviewed annually by each committee to assure ongoing compliance with applicable law and sound governance practices. The Governance Committee assesses the Executive Committee Charter. Committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Board Committees” link. A paper copy is available at no cost by written request to the Corporate Secretary.

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Information About Corporate Governance Board Committees

Committee Assignments

Independent Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the entire Board. Committee chairs are rotated periodically, usually every three to five years.

Governance Committee

Current Members ○Stacey J. Mobley (Chairman) ○William J. Burns ○Jay L. Johnson ○Kathryn D. Sullivan ○J. Steven Whisler All Members are Independent

Meetings
Meeting agendas are developed by the Governance Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities
The Governance Committee is responsible for assuring the Company abides by sound corporate governance principles, including compliance with the Company’s Certificate of Incorporation, By-Laws, and Corporate Governance Guidelines, and reviewing conflicts of interest, including related person transactions under our Related Person Transactions Policy and Procedures. The committee also serves as the Board’s nominating committee, responsible for identifying and recommending individuals qualified to become Board members and for evaluating directors being considered for re-election. The committee is also responsible for assuring that shareowner communications, including shareowner proposals, are addressed appropriately by the Board or Company management. The committee also recommends non-employee director compensation, and assists the Board in its annual self assessment.

Audit and Finance Committee

Current Members ○William G. Walter (Chairman) ○Ahmet C. Dorduncu ○Ilene S. Gordon ○Jay L. Johnson ○John L. Townsend, III ○Ray G. Young All Members are Independent

Meetings
Meeting agendas are developed by the Audit and Finance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. Each meeting, the committee holds executive sessions without members of management, and it also meets privately with representatives from our independent registered public accounting firm, and separately with each of the Chief Financial Officer, General Counsel, Vice President of Internal Audit and Controller.

Responsibilities
The Audit and Finance Committee assists our Board in monitoring the integrity of our financial statements and financial reporting procedures, reviewing the independent registered public accounting firm’s qualifications and independence, overseeing the performance of our internal audit function and independent registered public accounting firm, coordinating our compliance with legal and regulatory requirements relating to the use and development of our financial resources, and monitoring the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management.

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The Company’s Independent Registered Public Accounting Firm

The Audit & Finance Committee is responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The committee has evaluated the qualifications, performance and independence of Deloitte & Touche and appointed Deloitte & Touche as the Company’s independent external auditor for the fiscal year 2017. Deloitte & Touche has served as International Paper’s independent external auditor continuously since 2002. In order to assure continuing auditor independence, the Audit & Finance Committee periodically considers whether there should be a rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner for the period beginning with the 2017 reporting year, the Audit & Finance Committee and its chairperson were directly involved in the selection of Deloitte & Touche’s new lead engagement partner. The members of the Audit & Finance Committee and the Board believe the continued retention of Deloitte & Touche to serve as the Company’s independent external auditor is in the best interests of International Paper and its shareowners.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2016, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2015, and December 31, 2016. The total fees and expenses paid to Deloitte & Touche are as follows:

	2015	2016
	($, in thousands)	($, in thousands)
Audit Fees	15,146	14,769
Audit-Related Fees	672	526
Tax Fees	2,851	1,020
All Other Fees	185	52
Total Fees	18,854	16,367

Services Provided by the Independent Auditors

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” please write to the Corporate Secretary, or visit us on our website, www.internationalpaper.com, under the “Company” tab, then the “Governance” link.

Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.	Audit Fees — These are fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to SEC matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

2.	Audit-Related Fees — These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audits, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.	Tax Fees — These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax

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Information About Corporate Governance Board Committees

audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.
4.	All Other Fees — These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various consultations that are permissible under applicable laws and regulations, which are primarily related to engagements to provide advice, observations, and recommendations regarding operations, infrastructure and distribution to be considered by the Company.

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2016.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s website at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Leadership” link and the “Board Committees” section. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Ms. Sharon R. Ryan, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2016 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (United States). The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the firm’s independence.

The Board has determined that the following members of the Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: William G. Walter, Ilene S. Gordon, Jay L. Johnson, John L. Townsend, III, and Ray G. Young. The Board has determined each member of the Audit and Finance Committee meets the independence and financial literacy requirements for audit committee members set forth under the listing standards of the NYSE and our independence standards.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Audit and Finance Committee has approved and selected, and the Board of Directors has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2017.

Audit and Finance Committee

William G. Walter, Chairman	Ilene S. Gordon	John L. Townsend, III

Ahmet C. Dorduncu	Jay L. Johnson	Ray G. Young

36	INTERNATIONAL PAPER 2017 Proxy Statement

Information About Corporate Governance Board Committees

Public Policy and Environment Committee

Current Members ○David J. Bronczek (Chairman) ○William J. Burns ○Ahmet C. Dorduncu ○Stacey J. Mobley ○Kathryn D. Sullivan ○Ray G. Young All Members are Independent	Meetings
Meeting agendas are developed by the Public Policy and Environment Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities
The Public Policy and Environment Committee has overall responsibility for the review of contemporary and emerging public policy issues, as well as technology issues pertaining to the Company. The committee reviews the Company’s health and safety policies, as well as environmental policies, including the Office of Sustainability policies, to ensure continuous improvement and compliance. The committee also reviews the Company’s policies and procedures for complying with its legal and regulatory obligations, including our Code, and charitable and political contributions.

Executive Committee

Current Members ○Mark S. Sutton (Chairman) ○David J. Bronczek ○Stacey J. Mobley ○William G. Walter ○J. Steven Whisler

Executive Committee
The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically. The Chairman of our Board and the chair of each Board committee are members of the Executive Committee.

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Information About Corporate Governance Board Committees

Management Development and Compensation Committee

Current Members ○J. Steven Whisler (Chairman) ○David J. Bronczek ○Ilene S. Gordon ○John L. Townsend, III ○William G. Walter All Members are Independent	Meetings
Meeting agendas are developed by the Management Development and Compensation Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings. An executive session without management present is held at each meeting. The committee’s independent compensation consultant is Frederic W. Cook & Co., Inc. (“Cook”). Cook regularly attends the committee’s meetings.

Responsibilities
The Management Development and Compensation Committee is responsible for overseeing our overall compensation program and approving the compensation of our senior management (other than the CEO). The committee is responsible for conducting performance evaluations of the Chairman and CEO not less than annually, in accordance with the process organized by the Presiding Director, and recommending compensation of the CEO to the independent directors based on such evaluations.

The committee is also responsible for discussing with Company management the required disclosure under Item 407(e)(5) of Regulation S-K, including the Compensation Discussion & Analysis that is prepared as part of this proxy statement, and for recommending that it be included in our proxy statement. The committee is responsible for ensuring we have in place policies and programs for the development of senior leaders and succession planning. The committee acts as the oversight committee with respect to our retirement and benefit plans for senior officers and must approve significant changes to the retirement and benefit plans for our employees. With respect to those plans, the committee may delegate authority for both day-to-day administration and interpretation of the programs, except as it may impact our senior leaders or the CEO.

Role of Independent Consultant. The committee engaged Cook, commencing in mid-2011, to serve as its independent, external compensation consultant. The committee has sole authority for retaining or terminating Cook, as well as approving the terms of engagement, including fees. Cook works exclusively for the committee and provides no services to the Company. Cook is expected to achieve the following objectives:

○	Attend meetings of the Management Development and Compensation Committee as requested;
○	Acquire adequate knowledge and understanding of our compensation philosophy and incentive programs;
○	Provide advice on the direction and design of our executive and director compensation programs;
○	Provide insight into the general direction of executive compensation within Fortune 500 companies; and
○	Facilitate open communication between our management and the Management Development and Compensation Committee, assuring both parties are aware and knowledgeable of ongoing issues.

Assessment and Management of Compensation-Related Risk. The committee has committed to completing an annual risk assessment to evaluate the Company’s compensation plans and programs. In 2016, at the committee’s request, Cook conducted a risk assessment with the objective of identifying any compensation policies and practices that may encourage employees to take unnecessary or excessive risks that could threaten the Company. No such plans or practices were identified. The results of this 2016 evaluation indicated, and the Committee thus concluded, that there are no significant compensation-related risk areas at the Company and that

38	INTERNATIONAL PAPER 2017 Proxy Statement

Information About Corporate Governance Transactions with Related Persons our compensation policies and practices do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. Also, based on this evaluation, the committee concluded that the Company’s executive compensation program appropriately aligns compensation with long-term shareowner value creation and avoids short-term rewards for decisions that could pose long-term risks to the Company. These conclusions were based on the following factors:

○	Our compensation mix is appropriately balanced and incentive compensation is not overly weighted toward short-term performance at the expense of long-term value creation;
○	Our short-term incentive compensation award pool is appropriately capped, thereby limiting payout potential;
○	Our long-term incentive compensation is also capped and is based entirely on performance shares, which are less leveraged than stock options and, unlike time-based restricted stock awards, reward both Company performance and stock price;

○	Our performance is measured against absolute and relative metrics to ensure quality and sustainability of Company performance;
○	We have adopted several programs that serve to mitigate potential risk, including officer stock ownership requirements, clawback policies in our incentive compensation programs, and non-compete and non-solicitation agreements to deter behavior that could be harmful to the Company either during or after employment; and

○	The committee maintains strict controls over the Company’s equity granting practices, and our incentive compensation plan prohibits option re-pricing without shareowner approval.

Compensation Committee Interlocks and Insider Participation

The members of the Management Development and Compensation Committee during 2016 were Mr. J. Steven Whisler, Chairman, Mr. David J. Bronczek, Ms. Ilene S. Gordon, Mr. John L. Townsend, III, and Mr. William G. Walter. No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee of the Company or was formerly an officer of the Company. Please refer to the discussion below related to “Transactions with Related Persons,” for additional information requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act for members of the Company’s Management Development and Compensation Committee.

In addition, no executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, or as a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors and executive officers and their immediate family members or shareowners owning 5 percent or greater of our outstanding common stock and their immediate family members).The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the SEC’s rules (specifically, any transaction involving us in which:

(i)	the amount involved exceeded $120,000, and
(ii)	a related person had a direct or indirect material interest).

Related Person Transaction Review Procedures. Related person transactions are approved in advance by the Governance Committee whenever possible, or must be ratified as promptly as possible thereafter. We disclose in our proxy statement any transactions that are found to be directly or indirectly material to a related person.

Prior to entering into a transaction, a related person must provide the details of the transaction to the General Counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The General Counsel evaluates the transaction to determine if

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Information About Corporate Governance Section 16(a) Beneficial Ownership Reporting Compliance

the Company or the related person has a direct or indirect material interest in the transaction. If so, then the General Counsel notifies the CEO and submits the facts of the transaction to the Governance Committee for its review. The Governance Committee may approve a transaction only if these review procedures have been followed, and the Governance Committee determines that the transaction is not detrimental to the Company and does not violate the Company’s Conflict of Interest Policy.

Related Person Transactions. Please see the table under the heading “Transactions Considered in Analysis of Director Independence” for a description of related person transactions during 2016.

Our Related Person Transaction procedures are available at www.internationalpaper.com under the “Company” tab at the top of the page followed by the “Leadership” link and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5. Based solely on our review of these forms, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers complied with the filing requirements applicable to them for the fiscal year ended December 31, 2016.

40	INTERNATIONAL PAPER 2017 Proxy Statement

Director Compensation

Compensation Philosophy

Our compensation program for non-employee directors is guided by the following principles. We believe our director compensation program should:

○

Provide total compensation comprising both cash and equity that targets the median level of compensation paid by our Compensation Comparator Group (“CCG”) listed in the Compensation Discussion & Analysis section of this proxy statement;

○	Align the interests of our directors with the interests of our shareowners;
○	Attract and retain top director talent; and
○	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board.

Stock Ownership Requirements

Our director stock ownership policy requires our directors to hold equity of the Company valued at two times the annual Board retainer, which, through April 30, 2017, is equivalent to 4.9 times the annual cash retainer (and requires ownership of Company stock equivalent to $510,000). We believe this helps align the interests of our directors with the interests of our shareowners. New directors have four years from the date of their election to meet the ownership requirement. As of December 31, 2016, all directors who were required to meet the ownership levels held the requisite amount of equity.

Elements of Our Director Compensation Program

For the May 2016 – April 2017 service year, compensation for our non-employee directors consists of:

○	An annual retainer fee that is a mix of cash and equity;
○	Committee chair fees, a Presiding Director fee, and an Audit and Finance Committee member fee, as applicable; and
○	Life insurance, business travel accident insurance, and liability insurance.

We evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. We target our director compensation at the median of our CCG.

Annual Compensation

The annual retainer fees for the May 2016 – April 2017 service year are shown in the table below. A director’s annual compensation is $255,000, approximately 41 percent of which is payable in cash and 59 percent of which is payable in equity. A director may elect to convert all or 50 percent of his or her cash retainer fee into shares of restricted stock. In order to encourage director stock ownership, a director who makes this election receives a 20 percent premium in additional shares of restricted stock. Seven of the 11 non-employee directors who served during 2016 elected to receive stock in lieu of all or 50 percent of the cash retainer fee and received the applicable premium. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations.

Directors may also elect to defer receipt of their equity retainer fee. Directors who make this election receive restricted stock units (“RSUs”) in lieu of restricted stock. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability. Seven of the 11 non-employee directors who served during 2016 elected to defer payment of all or a portion of their equity compensation until retirement, death or disability. Elections with regard to form of payment and deferrals are made in December preceding each service year.

We use the closing market price of the Company’s common stock on the day preceding our annual meeting in May to award the equivalent number of shares for the $151,000 equity retainer and restricted stock elected by our directors

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Director Compensation Directors’ Charitable Award Program

in lieu of their cash retainer fee. RSUs are settled in cash based on the closing price of the Company’s common stock as of December 31 of the year of the director’s retirement.

Directors earn dividends on their shares of stock and RSUs, which they may elect to receive either as cash or in the form of additional shares of restricted stock or RSUs. Dividends are paid to the director at the time the underlying award is vested or settled.

In addition, each committee chair receives a fee for his or her service in such role. For 2016, Messrs. Bronczek, Mobley, Walter and Whisler each received a committee chair fee. Members of our Audit and Finance Committee also receive an additional fee for their services on this committee. For 2016, Messrs. Dorduncu, Townsend and Young, Ms. Gordon and Admiral Johnson each received an Audit and Finance Committee member fee. As Presiding Director, Mr. Whisler also received a Presiding Director fee for 2016.

Type of Fee	2016-2017 Fee Amount ($)
Board Fees
Cash Retainer	104,000
Equity Retainer	151,000
Committee Fees
Audit and Finance Committee Chair	25,000
Audit and Finance Committee Member	10,000
Management Development and Compensation Committee Chair	20,000
Governance Committee Chair	20,000
Public Policy and Environment Chair	20,000
Presiding Director Fee	25,000

Directors’ Charitable Award Program

Directors who joined our Board on or before July 1, 2007, are eligible to participate in our charitable award program. Under this program, the Company will make a charitable donation in the aggregate amount of $1 million in the director’s name in 10 equal, annual installments following the director’s death to the eligible colleges or universities selected by the director. This program was closed to new participants effective July 1, 2007.

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to each of our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on Company business.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $4 million. The primary underwriters of coverage, which was renewed in 2016 and extends to July 1, 2017, are XL Specialty Insurance Company and ACE American Insurance Company.

Our By-Laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

42	INTERNATIONAL PAPER 2017 Proxy Statement

Director Compensation Our Analysis

Our Analysis

We believe our director compensation program appropriately compensates our directors for their time and commitment to the Company and is consistent with our compensation philosophy as shown in the following table.

Our Director Pay Principles	Our 2016 Director Pay Policies and Practices
Target compensation at median of CCG	○Maintained mix of cash and equity in line with cross-section of similar companies (CCG)
Align the interests of our directors with the interests of our shareowners	○Paid 59 percent of compensation in the form of equity to ensure that directors, like shareowners, have a personal stake in the Company’s financial performance
Attract and retain top director talent	○Compensated directors competitively, based on a cross-section of similar companies (CCG)
Maintain flexibility to meet the needs of a diverse group of directors	○Continued to allow directors to choose between cash and equity and to elect to defer their fees until retirement

Non-Employee Director Compensation Table

The following table provides information on 2016 compensation for non-employee directors. This table shows fiscal year 2016 compensation based on the SEC’s compensation disclosure requirements, though we pay our directors on a May to April service year. The amounts in the table below show differences among directors because (i) each director makes an individual election to receive his or her fees in cash and/or equity; (ii) certain directors receive committee chair fees, a Presiding Director fee, and/or member fees; and (iii) directors may join our Board on different dates, so their compensation is prorated for the year.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David J. Bronczek	62,000	223,425	26,076	311,501
William J. Burns	—	275,797	—	275,797
Ahmet C. Dorduncu	114,925	151,013	—	265,938
Ilene S. Gordon	—	285,817	—	285,817
Jay L. Johnson	—	285,817	—	285,817
Stacey J. Mobley	124,000	151,013	—	275,013
Joan E. Spero (retired 12/31/2016)	3,188	183,851	—	187,039
John L. Townsend, III	114,000	151,013	5,795	270,808
William G. Walter	129,000	151,013	—	280,013
J. Steven Whisler	—	320,802	—	320,802
Ray G. Young	—	285,817	—	285,817
(1)	As described above, certain directors elected to receive shares of restricted stock in lieu of cash and therefore had no cash compensation during 2016.
(2)	The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on the last business day immediately preceding the date of grant. Directors who elect to defer their equity retainer fee receive RSUs rather than restricted stock. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability.
(3)	Represents the annual expense of our charitable award program. We determine the total annual expense to the Company by using assumptions related to each current and retired director who participates in the program. We take into account each director’s age, years of service on our Board, and mandatory retirement age. We make a standard mortality assumption for all directors and use a discount rate of 6 percent. For directors who served in 2016, the aggregate accrued liability increased by $31,871, which was allocated ratably to those directors eligible to participate in the program based on the number of months each served. Non-employee directors vest in the program upon the earliest of (i) serving on our Board for at least 10 years, (ii) retiring from our Board at the mandatory retirement age, or (iii) in the event of disability or death. Directors derive no financial benefit from our charitable award program. We finance the program in part through life insurance policies, of which we are the beneficiary. We expect to receive an income tax deduction when we make the designated charitable awards. The amounts shown do not include the cost for each director of a $10,500 life insurance policy and a $500,000 business travel accident policy, the cost of which is less than $10,000 for each director.

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Director Compensation Non-Employee Director Compensation Table

The following table shows the aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2016, for each non-employee director.

Name of Director	Aggregate Number of Shares Outstanding That Have Not Vested and RSUs (#)
David J. Bronczek	10,381
William J. Burns	13,763
Ahmet C. Dorduncu	3,587
Ilene S. Gordon	6,789
Jay L. Johnson	22,608
Stacey J. Mobley	3,690
John L. Townsend, III	3,587
William G. Walter	102,073
J. Steven Whisler	97,604
Ray G. Young	16,284
Total	280,366

44	INTERNATIONAL PAPER 2017 Proxy Statement

Compensation Discussion & Analysis (“CD&A”)

Introduction

This CD&A describes our compensation program that applies to all of our executive officers, including our CEO and Senior Vice Presidents, whom we refer to as our Senior Leadership Team (“SLT”). It is designed to provide shareowners with an understanding of our compensation philosophy, core design principles, and decision-making process. This narrative further explains how our Management Development and Compensation Committee (“MDCC”) oversees and designs the program and reviewed the 2016 compensation of our Named Executive Officers (“NEOs”) as shown below:

Mark S. Sutton	CEO & Chairman of the Board (Principal Executive Officer)
Carol L. Roberts	Former Senior Vice President and Chief Financial Officer (Principal Financial Officer throughout 2016)
Timothy S. Nicholls	Senior Vice President – Industrial Packaging the Americas
Tommy S. Joseph	Senior Vice President – Manufacturing, Technology, EH&S & Global Sourcing
Sharon R. Ryan	Senior Vice President, General Counsel and Corporate Secretary

Ms. Roberts retired from the Company effective March 31, 2017, and served as the Company’s CFO and Principal Financial Officer through February 22, 2017, the date of the filing of our 2016 Annual Report on Form 10-K.

Glenn R. Landau was appointed Senior Vice President and Chief Financial Officer of the Company, effective February 22, 2017. He served as Senior Vice President – Finance from January 1, 2017 until his appointment.

Overview of Our CD&A

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Compensation Discussion & Analysis (“CD&A”) Executive Summary

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the MDCC, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the MDCC has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management.

Based on the review and discussions referred to above, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and its proxy statement on Schedule 14A filed in connection with the Company’s 2017 Annual Meeting of Shareowners.

Management Development and Compensation Committee

J. Steven Whisler, Chairman	David J. Bronczek	Ilene S. Gordon

John L. Townsend, III	William G. Walter

Executive Summary

2016 Financial Highlights

Despite a tough global environment, International Paper delivered another year of solid performance in 2016:

We continued to generate strong cash flow and – for the 7th consecutive year – an adjusted return on invested capital in excess of our cost of capital.

We acquired Weyerhaeuser’s pulp business and converted a machine at our Riegelwood, NC mill to produce fluff pulp. As a result, through our new Global Cellulose Fibers business, we are the world’s premier manufacturer of fluff and specialty pulp. In addition, we acquired a mill in Madrid, Spain, which will produce containerboard to support our corrugated packaging business in EMEA.

We increased our dividend by 5% in 2016, our fifth-consecutive year of dividend increases.

We continue to repay debt and make strategic investments in long-term projects as part of our global strategy to position the Company for future profitable growth.

As a reflection of our success and potential, our TSR was 47% in 2016, 22% over the last three years, and 115% over the last five years.

46	INTERNATIONAL PAPER 2017 Proxy Statement

Compensation Discussion & Analysis (“CD&A”) Executive Summary

2016 Executive Compensation Highlights

The following section briefly highlights the MDCC’s key compensation decisions for 2016 as well as our performance achievement attained in our incentive compensation plans. These decisions were made with the advice of the MDCC’s independent consultant, Frederic W. Cook & Co. (see section titled “Role of Compensation Consultant”), and this information is discussed in greater detail elsewhere in this CD&A.

Key Highlights for 2016

○	We have exceptionally strong pay-for performance correlation (see Section 2).
○	We have robust compensation governance (see Section 6).
○	Our LTI Plan is based solely on Company Performance achievement for ALL participants – no individual performance modifiers are applied.
○	For 2016, all members of the SLT received the same performance achievement in our STI plan – based solely on Company performance – at 72% of their targeted award.
○

In our 2016 STI plan, as an example of continually strengthening the link between pay and performance, we modified the performance metrics and their respective weightings as shown below. We shifted to Adjusted EBITDA and increased its weighting in the STI Plan for the following reasons:

–	Achieving earnings growth is important to the Company’s ongoing success and attractiveness to investors, and Adjusted EBITDA is widely used by our investors to measure the Company’s performance.
–

Shifting the STI metric to Adjusted EBITDA and increasing the weighting to 70% incentivizes the approximately 3,700 employees who participate in the STI Plan to enhance our focus on the things we can control that positively impact our earnings growth and operating profitability.

–	Adjusted EBITDA is the single largest driver of Cash Flow from Operations and thus serves as a proxy for cash flow, enabling us to continue to maintain our focus on strong cash generation.

Short-Term Incentive Metrics and Weightings

PRIOR DESIGN	2016 CHANGES

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Compensation Discussion & Analysis (“CD&A”) Executive Summary

2016 Total Target Compensation Mix

CEO
LTI opportunity based solely on Company performance

12% Base Salary	18% STI Target	70% LTI Target

88% Pay at Risk

Other NEOs
LTI opportunity based solely on Company performance

23% Base Salary	19% STI Target	58% LTI Target

77% Pay at Risk

2016 Base Salary Changes

No SLT member received a merit-based increase in 2016, reflecting market competitiveness and in light of the Company’s financial performance in 2015.

2016 STI Performance Achievement

	Description	Weight	Target	Actual	Target Award Earned	Weighted Target Award Earned
Absolute Adjusted EBITDA	To achieve EBITDA of $4.0B	70%	$4.0B	$3.495B	74.8%	52.3%
Absolute Adjusted ROIC	To achieve ROIC of 12.0%	30%	12.0%	9.93%	65.5%	19.7%
Overall Corporate Weighting:		100.0%				72.0%

2014-2016 LTI Performance Achievement

			Non-Officers		Officers
Performance Metric	Achievement Rank Against Peers	%Target Award Earned	Metric Weight	Weighted Target Award Earned	Metric Weight	Weighted Target Award Earned
ROIC to Peers	3 of 11	145%	75.0%	108.8%	50.0%	72.5%
TSR to Peers	10 of 17	75%	25.0%	18.7%	50.0%	37.5%
2014 LTI Grant Performance Achievement				127.5%		110.0%

Other NEO Compensation Decisions

Carol L. Roberts

○

In October 2016, the MDCC approved the acceleration of vesting of 20,000 restricted shares of Company stock held that were originally scheduled to vest on August 1, 2018, in recognition of Ms. Roberts’ long and dedicated service to the Company and her retirement.

Tommy S. Joseph

○

Mr. Joseph received an RSA grant of 20,000 shares, effective November 1, 2016, and vesting on October 31, 2020, for the purpose of retention to ensure leadership of critical operational initiatives over the next four years.

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Compensation Discussion & Analysis (“CD&A”) Executive Summary

Responsiveness to Shareowners — Say-on-Pay Consideration

In May 2016, our shareowners again approved our “Say-on-Pay” proposal with support from more than 96 percent of votes cast.

The MDCC interpreted this consistently strong level of support as continued affirmation of the current design and direction of our executive compensation program. While the program was approved by nearly all shares voted in each of the past five years, the MDCC and management remain firmly committed to continuing to strengthen our pay-for-performance correlation, as well as the overall architecture of our executive compensation program.

The MDCC and management will continue to use the annual “Say-on-Pay” vote as a guidepost for shareowner sentiment and will continue to engage with our shareowners and respond to their feedback.

Compensation Governance

Reduced Change-in-Control Benefits. Change-in-control severance benefits reduced from three to two times target cash compensation for future non-CEO executive officers beginning in 2012.

Double Trigger in the Event of a Change in Control. Effective 2013, equity incentive awards have a double trigger assuming replacement awards are provided; that is, they will not vest in the event of a change in control unless also accompanied by a qualifying termination of employment.

Robust Equity Ownership and Retention Requirements. All officers are required to own IP shares equal to a multiple of their base salary and to retain 50% of equity payouts until the ownership requirement is met.

Clawback of Incentive Compensation if Restatement. Incentive compensation awards are subject to clawback in specified circumstances.

Limit on Severance for Executive Officers. Aggregate severance payments to an executive officer may not exceed two times the officer’s base salary plus target cash bonus in the absence of a change in control or shareowner preapproval.

Non-Competition and Non-Solicitation Agreements. We require our leaders to enter into Non-Competition Agreements and Non-Solicitation Agreements, the violation of which may result in clawback or forfeiture of incentive compensation awards.

Personal Use of Company Aircraft by CEO is Subject to Cap. While our CEO is authorized to use the Company aircraft for personal travel, he is required to reimburse the Company for the incremental cost of such use above $75,000.

No Employment Agreements for Executive Officers. Our executive officers are at-will employees with no employment contracts.

No Guaranteed Annual Salary Increases or Bonuses. For the named executives, annual salary increases are based on evaluations of individual performance and market competitiveness, while their annual cash incentives are tied to corporate and individual performance.

No Tax Gross Ups. No tax gross ups are provided.

No Repricing or Exchange of Underwater Stock Options. Our equity incentive plan does not permit repricing or exchange of underwater stock options or stock appreciation rights without shareowner approval.

No Plans that Encourage Excessive Risk-Taking. Based on the annual review, it was determined that the company’s compensation practices are appropriately structured and avoid incenting employees to engage in unnecessary and excessive risk-taking.

No Hedging or Pledging of International Paper Securities. Officers, directors, and employees are strictly prohibited from hedging IP securities. Directors, executive officers and other senior executives are strictly prohibited from pledging IP securities as collateral or holding securities in a margin account.

No Inclusion of Equity Awards in Pension Calculations.
No Excessive Benefits. We offer only limited executive benefits as required to remain competitive and to attract and retain highly talented executives.

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Compensation Discussion & Analysis (“CD&A”) How We Design Our Executive Compensation Program to Pay for Performance

How We Design Our Executive Compensation Program to Pay for Performance

Executive Compensation Philosophy

Our executive compensation program continues to be designed to attract, retain and motivate our SLT to deliver Company performance that builds long-term shareowner value. To achieve our objectives, our program is designed around two guiding principles:

Pay for Performance	We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.

Pay at Risk	We believe a significant portion of an executive’s compensation should be specifically tied to performance—both Company performance and individual performance.

Pay for Performance – CCG Analysis

The MDCC reviews our CEO’s pay in relation to the Company’s performance to ensure alignment. We conduct this review against our Compensation Comparator Group (“CCG”) because it is the same group against which we benchmark our program design and targeted pay amounts.

Historical CEO Pay-for-Performance Alignment

The following table demonstrates the close correlation between our CEO’s realizable pay and the Company’s performance over the past five three-year performance periods as compared to our CCG.

Three-Year Performance Period	Our CEO’s Realizable Pay Rank (percentile of CCG)	Our Company’s TSR Rank (percentile of CCG)
2013 - 2015	20th	20th
2012 - 2014	65th	60th
2011 - 2013	50th	80th
2010 - 2012	85th	80th
2009 - 2011	60th	100th

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Compensation Discussion & Analysis (“CD&A”) How We Design Our Executive Compensation Program to Pay for Performance

Current CEO Pay-for-Performance Alignment

Each point on the graph below represents a CCG CEO’s three-year realizable compensation (the cash compensation actually paid plus the economic value of equity-based grants) relative to his or her company’s three-year performance in TSR over the period 2013-2015.

Compared to our CCG, our CEO earned compensation at the 20th percentile while the Company delivered TSR at the 20th percentile of our peer group. The MDCC continues to believe this graph clearly illustrates a strong pay-for-performance correlation, especially when compared year over year (as shown in the table on the previous page).

CEO Realizable Pay vs. TSR Performance (2013-2015)

○	This graph is based on the 2016 proxy filings of our CCG.
○	Total Shareholder Return reflects share price appreciation, adjusted for dividends and stock splits.
○	Realizable pay consists of:
1.	actual base salary paid over the three-year period,
2.	actual STI payouts over the three-year period, and
3.	LTI determined as shown below, with equity awards based on December 31, 2015 market value for each company:
	a.	in-the-money value of stock options granted over the three-year period;
	b.	service-based restricted stock awards granted over the three-year period;
	c.	performance share awards:
		i.	actual shares earned using actual performance achievement for grant cycles beginning and ending between 2013 and 2015; and
		ii.	target shares granted over the three-year period assuming target performance, for performance cycles that have not yet been completed; and
	d.	performance cash awards:
		i.	actual cash paid using actual performance achievement for grant cycles beginning and ending between 2013 and 2015; and
		ii.	target cash amounts provided over the three-year period assuming target performance, for performance cycles that have not yet been completed.
○

The graph reflects CEO compensation for each company regardless of who actually served in the CEO role. This allows us to compare CEO compensation for a full three-year period for each company and focuses on the CEO position rather than specific individuals.

○

For 2015, the graph reflects compensation for our current CEO Mark S. Sutton, who was appointed CEO effective November 1, 2014. For 2013 and 2014, however, the graph reflects compensation for our former CEO John V. Faraci, who served as our CEO during those two years. Mr. Faraci retired as CEO effective October 31, 2014, but remained an executive officer and an employee until February 28, 2015.

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Compensation Discussion & Analysis (“CD&A”) How We Design Our Executive Compensation Program to Pay for Performance

Pay at Risk – 2016 Total Target Compensation Mix

The chart in Section 1 under the heading “Total Target Compensation Mix” demonstrates our commitment to pay at risk. For 2016, 88% of our CEO’s target compensation and, on average, 77% of our other NEOs’ target compensation was based on Company performance and was therefore at risk. Importantly, base salary comprises a relatively small portion of our NEOs’ compensation and is the only component of their Total Direct Compensation (defined below and known as “TDC”) that is not tied to Company performance.

Peer Group Benchmarking

We use our CCG of companies when making compensation decisions to assure our pay remains competitive. We strive for consistency by retaining as many of the same companies in this group as appropriate from year to year. Changes are made to assure sufficient or appropriate data on which to base compensation decisions. Our CCG consists of 20 publicly traded companies selected by the MDCC from the Willis Towers Watson General Industry Executive Compensation Survey database.

How Our CCG Companies Were Selected	How We Use the CCG

○As an input for developing base salary ranges, short- and long-term incentive targets;
○To assess competitiveness of total direct compensation awarded to the SLT;
○To benchmark equity vehicle and incentive plan metrics;
○To benchmark officer stock ownership guidelines; and
○To evaluate share utilization, overhang levels and annual value-based run rate

○Competition for executive talent;
○Comparable annual revenue, with market capitalization used as a modifier (as appropriate);
○Global geographic presence;
○Complexity of business operations; and
○Available compensation data

The MDCC targets TDC, in aggregate, at the median level (50th percentile) of our CCG. In our 2015 review, our SLT had target TDC amounts that were 86% of the CCG survey median. Cook’s analysis indicated that the CEO and recently retired CFO had target TDC levels that were 72% and 93% of the CCG survey median, respectively.

The MDCC, in conjunction with its consultant, uses this analysis as a frame of reference when setting target compensation. Actual compensation paid to our SLT will vary from benchmark medians based on factors such as:

○	Position scope and responsibilities;
○	Individual performance; and
○	Internal comparisons.

2016 Compensation Comparator Group ("CCG")

3M Company	Kimberly-Clark Corp.
Arconic Inc. (former Alcoa Inc.)	L-3 Communications Holdings
E.I. DuPont de Nemours	Lockheed Martin Corp.
Eaton Corp.	Northrop Grumman Corp.
Emerson Electric Company	Parker-Hannifin Corp.
FedEx Corp.	PPG Industries, Inc.
Goodyear Tire & Rubber	Schlumberger Limited
Company	United States Steel Corp.
Hess Corp.	Whirlpool Corp.
Honeywell International Inc.	Xerox Corp.
Johnson Controls, Inc.

International Paper vs. CCG Revenues1
IP’s Targeted TDC = CCG Median (50th percentile)

(1)	Revenues reported 12 months as of August 31, 2015, used in late 2015 to benchmark pay for 2016

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Compensation Discussion & Analysis (“CD&A”) How We Make Compensation Decisions

How We Make Compensation Decisions

The MDCC is responsible for the Company’s executive compensation program design and decision-making process for SLT compensation. The MDCC approves:

○Our compensation benchmarking process, as well as the companies used for comparison (our CCG) to ensure reasonableness and stability;
○Overall effectiveness of our executive compensation program to ensure the design achieves our objectives;
○Performance metrics and their respective weightings, as well as the companies against which we compare our relative performance;
○Non-CEO SLT compensation, based on recommendations from the CEO; and
○An annual evaluation of risk as it pertains to our Company-wide compensation plans and programs.

In addition, in a process directed by the Presiding Director in Executive Session, the MDCC:

○Approves the CEO’s annual objectives and semi-annually reviews his performance achievement; and
○Recommends the CEO’s base salary increase and annual incentive award payment to the Board based on its assessment of the CEO’s performance achievement, as well as the CEO's long-term incentive compensation.

All elements of CEO pay are approved by the independent directors of the Board.

The CEO makes recommendations concerning the strategic direction of our executive compensation program to the MDCC. Our Senior Vice President, Human Resources, is responsible for making recommendations to the MDCC concerning program design and administration, and our General Counsel provides legal advice to the MDCC concerning disclosure obligations, governance and its oversight responsibilities.

The CEO reviews the performance of SLT members against their annual, individual, pre-established performance objectives and discusses his assessment with the MDCC. In consultation with our Senior Vice President, Human Resources, the CEO makes individual recommendations on base salary and annual incentive award payment. The MDCC reviews these recommendations, and then considering input from its compensation consultant, discusses, modifies and approves, as appropriate, each SLT member’s compensation. The CEO does not participate in any MDCC or Board deliberations that involve his own compensation matters.

The MDCC continued to engage Cook in 2016 to serve as its independent, external compensation consultant. The MDCC relies on Cook to advise on its decision-making process and has sole authority for retaining and terminating the relationship, as well as approving the terms of engagement, including fees. Cook works exclusively for the MDCC and provides no services to the Company. Accordingly, the MDCC has determined the firm to be independent from the Company. Separately, Cook has attested in writing as to its independence from the Company.

The Company retains Exequity and Willis Towers Watson as its primary compensation consultants to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed. From time to time, the Company engages other consultants for special projects as needed.

Board’s Consultant:
Frederic W. Cook & Co., Inc.

Management’s Consultants:
Exequity LLP
Willis Towers Watson PLC

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Compensation Discussion & Analysis (“CD&A”) Elements of Our Executive Compensation Program

Elements of Our Executive Compensation Program

Overview

The primary elements of our executive compensation program are base salary, short-term (annual) incentive compensation under our Management Incentive Plan (“MIP”), long-term incentive compensation under our Performance Share Plan (“PSP”), ad hoc equity awards, and benefits. Total Direct Compensation (“TDC”) is the combination of fixed and variable compensation. Other compensation elements, such as our limited executive benefits, are not part of TDC, but the MDCC also reviews these elements.

Elements of Executive Compensation

Base Salary

Base salary is the only fixed element of TDC. The MDCC considers base salary merit increases annually based on individual performance, while taking into account whether market-based adjustments are necessary. Annual merit increases for most employees across the globe, including the NEOs, are effective March 1. The following table shows the annual base salary in effect during 2016 and currently for each NEO. No SLT member received a merit increase in 2016, reflecting market competitiveness, and in light of the Company’s financial performance in 2015. Mr. Sutton received a market-based salary adjustment in 2017. No other NEO has received a base salary adjustment in 2017.

Name	Annual Base Salary (Jan. - Feb.)	March 2016 Increase	Annual Base Salary (December 31, 2016)	March 2017 Increase	Current Annual Base Salary
Mr. Sutton (CEO)	$1,200,000	0.0%	$1,200,000	12.5%*	$1,350,000*
Ms. Roberts (Retired CFO)	$750,000	0.0%	$750,000	0.0%	n/a
Mr. Nicholls	$710,000	0.0%	$710,000	0.0%	$710,000
Mr. Joseph	$600,000	0.0%	$600,000	0.0%	$600,000
Ms. Ryan	$602,000	0.0%	$602,000	0.0%	$602,000
*	Positions CEO’s base salary slightly above 25th percentile of the CCG

Variable Compensation: Overview and How We Assess Performance

We do not have guaranteed bonuses. Variable compensation is pay at risk and it is tied directly to performance. Company performance is based on the achievement of specific financial goals described below. Individual performance is rewarded upon achievement of specific pre-established objectives or priorities.

Element	IP Incentive Plan / Program	2016 Performance Metrics	Individual Performance Modifier
Short-term Incentive Plan	Management Incentive Plan (MIP)	- Absolute Adjusted EBITDA	Yes
- Absolute Adjusted ROIC
Long-term Incentive Plan	Performance Share Plan (PSP)	- Adjusted ROIC Relative to Peers	No
- TSR Relative to Peers

Other equity awards, including awards of stock and service-based restricted stock/units, may be granted from time to time under limited circumstances to address specific recruitment, retention or other recognition efforts. All SLT compensation, including any such equity awards, must be approved by the MDCC.

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Compensation Discussion & Analysis (“CD&A”) Elements of Our Executive Compensation Program

How and Why We Chose Our Performance Metrics

Our incentive compensation plan design is based upon achievement of pre-established performance objectives that will drive improved financial performance of the Company. Each year the MDCC assesses the appropriateness of the performance metrics, and periodically makes adjustments based on the financial objectives most critical to the Company’s success.

We explain below why the MDCC chose the performance metrics we used for our 2016 incentive compensation plans.

Adjusted EBITDA	Adjusted ROIC	TSR

Adjusted EBITDA[1] is commonly used as a proxy for a company’s operating profitability. Adjusted EBITDA measures how much operating profit the Company makes with its present assets and operations. Driving earnings growth is currently the best way to drive shareowner value. Within the Company, we set goals for, and periodically track and discuss, Adjusted EBITDA performance at the business level to establish a readily transparent and ongoing line of sight to our performance. Adjusted EBITDA also serves as an approximation for cash flow, as it is the single largest driver of Cash Flow from Operations. As a result, Adjusted EBITDA is a major indicator of the on-going operational strength of the Company.

Adjusted Return on Invested Capital (“Adjusted ROIC”)[2] measures a company’s returns and can be compared to the cost of capital. Earning an Adjusted ROIC target that is equal to or greater than our cost of capital is necessary for the Company to create long-term value for our shareowners.

Total Shareholder Return (“TSR”)[3] reflects share price appreciation and dividends paid. TSR can be used to compare the performance of companies’ stocks over time, and we measure our relative TSR position over a three-year period against our TSR Peer Group. This is a key performance measure that aligns our long-term incentive pay with the value we create for our shareowners.

The footnotes below explain the details of our performance metric calculations.

¹

For purposes of the incentive compensation plans discussed here, Adjusted EBITDA is defined as Earnings from Continuing Operations Before Interest, Income Taxes and Equity Earnings and before the impact of special items and non-operating pension expense plus Depreciation, Amortization and Cost of Timber Harvested.

²

For purposes of the incentive compensation plans discussed here, Adjusted ROIC is calculated as operating earnings before interest (including earnings from continuing and discontinued operations up through the date of sale), and before the impact of special items and non-operating pension expense, divided by average invested capital. Invested capital is total equity (adjusted to remove pension-related amounts, including prior service costs and net actuarial gains/losses, that are included in Accumulated Other Comprehensive Income (Loss)) plus interest bearing liabilities. We calculate International Paper’s Adjusted ROIC and our peer companies’ Adjusted ROIC using the same methodology.

³

For purposes of the incentive compensation plans discussed here, TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested in Company stock (including the dividends paid on stock obtained by reinvesting dividends) during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and ending of the performance period. We calculate International Paper’s TSR and our peer companies’ TSR using the same methodology.

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Compensation Discussion & Analysis (“CD&A”) Elements of Our Executive Compensation Program

Why We Use Different Peer Groups

In the chart below, we explain why we use different peer groups for compensation benchmarking and measuring Company performance in our incentive plans.

Peer Group	Composition	Rationale
CCG	Includes 20 companies from multiple industries (Companies range in size from approximately 0.5 to 2.0 times IP’s revenue, which puts us in the mid-range)	These are the companies against which we are likely to compete for executive talent. They are of comparable size and scope of operations to the Company, which is critical for benchmarking target TDC amounts.
ROIC Peers	Includes global industry competitors	These are the companies against which we compete for customer business.
TSR Peers	Broader cross-section of basic materials companies engaged in global manufacturing and capital-intensive businesses, including two indices

These are the companies against which we compete for investment dollars; and we include two indices: the S&P 100 and the S&P Basic Materials Index, which are commonly used for comparative purposes when analyzing investments.

2016 ADJUSTED ROIC PEER GROUP	2016 TSR PEER GROUP

Domtar Inc.
Fibria Celulose S.A.
Graphic Packaging Corp.
Klabin S.A.
Metsa Board (formerly M-real Corp.)
Mondi Group
Packaging Corporation of America
Smurfit Kappa Group
Stora Enso Corp.
UPM-Kymmene Corp.
WestRock Company*

Arconic Inc. (former Alcoa Inc.)
Domtar Inc.
Dow Chemical Company
E.I. DuPont de Nemours & Co.
Fibria Celulose S.A.
Graphic Packaging Corp.
Klabin S.A.
Mondi Group
Packaging Corporation of
     America
PPG Industries
S&P 100 Index

S&P Basic Materials Index Sappi Limited Smurfit Kappa Group Stora Enso Corp. United States Steel Corp. UPM-Kymmene Corp. WestRock Company*

*MeadWestvaco Corp. and Rock-Tenn Company merged in July 2015, forming WestRock Company.

56	INTERNATIONAL PAPER 2017 Proxy Statement

Compensation Discussion & Analysis (“CD&A”) Elements of Our Executive Compensation Program

Management Incentive Plan (“MIP”)

Overview

The MIP is our annual, cash-based incentive compensation plan designed to motivate employees to achieve our most critical short-term financial goals. In 2016, the MIP award pool, described below, was distributed among approximately 3,700 employees globally.

2016 Company Performance Metrics and Performance Achievement

The Company used Absolute Adjusted EBITDA and Absolute Adjusted ROIC in determining 2016 MIP awards. The chart below describes the specific design elements.

2016 MIP Performance Metrics	Metric Weight	Threshold Performance Payout 50%	Target Performance Payout 100%	Maximum Performance Payout 200%
Absolute Adjusted EBITDA	70%	Achieve $3.0B	Achieve $4.0B	Achieve $4.8B
Absolute Adjusted ROIC	30%	9.0% ROIC	12.0% ROIC	15.6% ROIC

The MDCC believes our MIP performance targets should motivate management to achieve results that will drive superior investor returns.

2016 MIP Performance Metrics	Metric Weight	Actual Performance Attainment	Award Earned (% of Target)	Weighted Award Earned (% of Target)
Absolute Adjusted EBITDA	70%	$3.495B	74.8%	52.3%
Absolute Adjusted ROIC	30%	9.93% ROIC	65.5%	19.7%
Total Company Payout Percent				72.0%

2016 Award Pool Calculation

The Company’s MIP target award pool is equal to the sum of each MIP-eligible employee’s target award, based on his or her position in the Company. To calculate the actual award pool, the target award pool is multiplied by the Company’s 2016 total payout percent of 72.0 percent, resulting in an award pool of approximately $76.0 million. This pool was distributed among all employee participants.

The MDCC has the discretion to decrease the award pool and has done so in the past. Additionally, consistent with our philosophy that management should be rewarded for delivering outstanding financial results, the MDCC has discretion to increase the award pool by up to 25%, provided the total final award pool does not exceed the maximum amount permitted under the 2016 MIP, which is 200% of target. The MDCC did not exercise its discretion to decrease or increase the 2016 MIP award pool.

Individual MIP Awards

For all MIP-eligible employees, their respective awards are based on Company performance, but then modified by their individual performance achievement as determined by their direct manager. The CEO has discretion to recommend an award above the calculated award, called a CEO Award, in recognition of exceptional individual performance beyond what is captured in explicit individual objectives. Additionally, individual MIP awards made to the SLT are capped at $10 million because they are made pursuant to a plan approved by our shareowners for the purpose of qualifying as performance-based compensation under Internal Revenue Code (“IRC”) Section 162(m).

As described in Section 5, for 2016, each SLT member’s MIP award was not modified for individual performance and thus was based solely on the Company’s financial performance percentage of 72.0%.

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Compensation Discussion & Analysis (“CD&A”) Elements of Our Executive Compensation Program

Performance Share Plan (“PSP”)

Overview

The PSP is our long-term, equity-based incentive compensation plan designed to motivate employees to create long-term shareowner value. PSP awards are granted in performance-based restricted stock units annually to approximately 1,300 management-level employees globally based on position in the Company and satisfactory performance evaluations. PSP awards are earned over a three-year performance period based on the Company’s performance achievement in relative Adjusted ROIC and relative TSR. Awards are paid in shares of Company stock. The number of shares ultimately paid may include additional shares for prorated PSP grants due to promotion during the grant year and includes the reinvestment of dividends earned on such shares during the three-year performance period.

The MDCC does not have discretion to increase the performance achievement, but may decrease it in the event the Company experiences negative Adjusted ROIC or negative TSR. In addition, in December 2014, the MDCC approved a cap on performance achievement in the event of negative TSR. Beginning with the 2015 PSP grant, if the Company’s TSR over the three-year performance period is negative, performance achievement for the TSR portion of the PSP award may not exceed 100%.

	2014	2015	2016	2017	2018	2019
2014 Grant	3-year Performance Measurement Period			Paid
2015 Grant		3-year Performance Measurement Period			Paid
2016 Grant			3-year Performance Measurement Period			Paid

Company Performance Metrics and Objectives

In 2016, the PSP continued to focus on relative performance in Adjusted ROIC and TSR as shown below. Our officers’ awards are more heavily weighted to TSR, as compared to other employees’ awards. We believe our most senior leaders, who more directly influence the strategic direction of the Company, should have a greater percentage of their PSP awards tied to TSR, as it better aligns their pay with the long-term interests of the Company and our shareowners.

	Metric Weight		Performance Objective
2016-2018 PSP Performance Metrics	Officers	Non-Officers	Threshold Payout 25%	Target Payout 100%	Maximum Payout 200%
Adjusted ROIC Relative to Peers	50%	75%	Rank 9 of 12	Rank 6 of 12	Rank 1 of 12
TSR Relative to Peers	50%	25%	Rank 13 of 19	Rank 9 of 19	Rank 1 of 19

Payout Calculation

Based on market data, each PSP participant has a target award based on his or her position. The actual number of shares paid may be higher or lower than the target award, based solely on the Company’s performance achievement. Possible payouts under the 2016 PSP range from 0 percent to 200 percent of the target award.

2014 – 2016 PSP Payout

For the 2014 – 2016 PSP, the performance achievement approved by the MDCC in February 2017 is shown in the chart below, and the award paid to each of our NEOs is described in Section 5.

2014–2016 PSP Performance Metrics	Metric Weight for Officers	2014-2016 Performance Results and Award Earned
Adjusted ROIC Relative to Peers	50%	Ranked 3 of 11A 72.5%
TSR Relative to Peers	50%	Ranked 10 of 17A 37.5%
Total 2014-2016 PSP Payout for Officers		110.0%
A	MeadWestvaco Corp and Rock-Tenn Company merged in July 2015, forming WestRock Company.

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Compensation Discussion & Analysis (“CD&A”) Elements of Our Executive Compensation Program

Other Equity Awards

Other types of equity awards, such as grants of stock, restricted stock awards (“RSAs”) or restricted stock units (“RSUs”), are used for purposes of recruitment, retention or recognition. Vesting provisions for these awards vary on a case-by-case basis, but are forfeited if the participant voluntarily terminates employment prior to vesting. Mr. Joseph received an RSA grant of 20,000 shares, effective November 1, 2016, and vesting on October 31, 2020, for the purpose of retention to ensure leadership of critical operational initiatives over the next four years.

Retirement and Benefit Plans

Members of the SLT participate in the same health, welfare and retirement programs available to most of the Company’s salaried U.S. employees. Additionally, our unfunded, non-qualified plans – the Pension Restoration Plan and the Deferred Compensation Savings Plan (“DCSP”) - are available to eligible U.S. salaried employees, including the NEOs, whose compensation is higher than the limits set by the Internal Revenue Service (“IRS”) for tax-qualified plans. Absent these plans, these employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us. Finally, some SLT members, including all five of our NEOs, have been grandfathered participation in an additional SLT benefit – the Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”).

Benefit	CEO		SLT		Other Officers and Eligible Managers	U.S. Salaried Employees
Health and Welfare Plans	X		X		X	X
Qualified Retirement (Pension) Plan / RSAc(2)	X		X		X	X
Pension Restoration Plan / RSAc(2)	X		X		X
SERP(2)	X	(1)	X	(1)
Qualified Salaried Savings Plan - 401(k)	X		X		X	X
DCSP(2)	X		X		X
(1)	This executive benefit was closed to new participants effective January 1, 2012.
(2)	See Section 7 for additional information on this benefit.

Change-in-Control Agreements

The Company will freeze participation (including credited service and compensation) in the Retirement Plan, Pension Restoration Plan and SERP for all service on or after January 1, 2019.

For service after this date, affected employees will receive Retirement Savings Account contributions (“RSAc”).

The Company has entered into change-in-control agreements with certain executives, including the SLT, that provide severance and other benefits, including acceleration of equity-award vesting, in the event of a “double trigger”: both a change in control of the Company and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”). We believe these potential benefits align executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security. No benefits are provided to our NEOs upon a change in control alone without termination so long as the acquiring company provides replacement awards as substitution for outstanding equity awards. Moreover, in no event will the Company gross up or pay for excise taxes relating to any change-incontrol benefits. For more detail on these change-in-control agreements and benefits, see Section 7.

Perquisites

As disclosed in Section 7, we do not offer perquisites to our SLT other than: the CEO’s limited personal use of Company aircraft; benefits granted to grandfathered participants in our Executive Supplemental Life Insurance Program; and tax preparation related to board service at the Company’s Ilim joint venture in Russia at the Company’s request.

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Compensation Discussion & Analysis (“CD&A”) NEO Compensation

NEO Compensation

Overview

The compensation benchmarking review used to establish NEO target TDC amounts for 2016 indicated that our CEO’s target TDC was 72% of the market median and the target TDC amounts of all other NEOs, in aggregate, were 96% of the market median.

We do not, nor do we believe it is necessary to, have a policy that dictates a specific ratio of CEO compensation to other NEOs or the SLT. Generally, we base our compensation decisions on principles of internal equity and external market competitiveness. The difference that exists between our CEO’s compensation and our other NEOs is based on the complexity of the CEO’s leadership responsibilities for the global enterprise.

2016 Actual “Realized” Compensation and Comparison to 2016 Targeted Compensation

In this section, we describe the 2016 compensation actually “realized” by each NEO, as well as the rationale for each such compensation element and amount. We also illustrate 2016 targeted versus actual compensation in the individual graphs for each NEO.

The “Target” column includes:

(i)	2016 actual base salary paid;

(ii)	2016 target MIP;

(iii)	the target value of the 2014-2016 PSP granted in 2014; and

(iv)	the target value of the RSA grants that vested during 2016.

The “Actual” column represents what we believe is the appropriate way to illustrate 2016 actual pay earned, and includes:

(i)	2016 actual base salary paid;

(ii)	2016 MIP paid in February 2017;

(iii)	the actual value of the 2014-2016 PSP paid (including reinvested dividends) in February 2017; and

(iv)	the actual value of the RSA grants that vested (including reinvested dividends) during 2016.

In comparing the following charts to the Summary Compensation Table, you will see the value shown for the “equity awards” differs. Equity awards granted in 2016 are shown in the Summary Compensation Table, while the following charts show PSP awards valued and paid in 2017 for performance periods ending in 2016 (and RSA grants that vested during 2016). The equity awards for the 2014-2016 PSP in the following charts were valued based on the closing price ($52.89) of the Company’s common stock on February 10, 2017, which is the trading day immediately preceding the date the MDCC approved payout of the 2014-2016 PSP award.

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Compensation Discussion & Analysis (“CD&A”) NEO Compensation

Mark S. Sutton Chairman of the Board and Chief Executive Officer

Mark Sutton has over 32 years of service with the Company and was appointed CEO effective November 2014 and Chairman of the Board effective January 2015. Mr. Sutton served as President and Chief Operating Officer from June through October 2014, prior to which he was Senior Vice President, Industrial Packaging, a role he assumed in November 2011. Prior to that role, he led our Printing and Communication Papers business since January 2010. He previously served as Senior Vice President - Supply Chain from March 2008 through 2009, Vice President - Supply Chain from June 2007 through February 2008, and Vice President - Strategic Planning from January 2005 through May 2007.

2016 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2016 Base Salary	$1,200,000 (no base salary increase in 2016)	No SLT member received a merit increase in 2016, reflecting market competitiveness and in light of the Company’s financial performance in 2015.
2016 MIP Award	$1,296,000	As with each member of the SLT, Mr. Sutton’s MIP award was not modified for individual performance and thus was based solely on the Company’s financial performance achievement percentage of 72.0%.
2014 - 2016 PSP Payout	138,817 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $7,342,031)	PSP payout of 110% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Sutton’s 2016 actual compensation paid against targeted compensation amounts.

Target LTI is based on 115,952 target shares valued at $48.62 using the 20-day avg stock price as of 12/31/2013

Actual LTI is based on 138,817 shares, which includes the original target shares plus reinvested dividends, multiplied by 110.0% performance achievement and valued at $52.89, IP’s closing share price on 2/10/2017

Note:	Mr. Sutton’s target and actual compensation for 2016 (illustrated above) reflects the target and actual values of an equity-based LTI (PSP) award granted in 2014, including a prorated grant reflecting his promotion to CEO for the last two years of the three-year performance period.

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Compensation Discussion & Analysis (“CD&A”) NEO Compensation

Carol L. Roberts Former Senior Vice President and Chief Financial Officer

Carol Roberts retired effective March 31, 2017 (and as CFO in February 2017) after over 35 years of service with the Company. She had served as our CFO since November 2011. Prior to this, she led our Industrial Packaging Group (“IPG”) business, which represents a significant part of the Company’s overall business. Ms. Roberts began her career with International Paper in 1981 as an Associate Engineer at a mill in Mobile, Alabama. Ms. Roberts was named Vice President of our Industrial Packaging business in 2000 and was named Senior Vice President in late 2005.

2016 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2016 Base Salary	$750,000 (no base salary increase in 2016)	No SLT member received a merit increase in 2016, reflecting market competitiveness and in light of the Company’s financial performance in 2015.
2016 MIP Award	$540,000	As with each member of the SLT, Ms. Roberts’ MIP award was not modified for individual performance and thus was based solely on the Company’s financial performance achievement percentage of 72.0%.
2014 - 2016 PSP Payout	50,773 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $2,685,384)	PSP payout of 110% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4.
2014 Restricted Stock Award*	21,695 shares vested on November 1, 2016, representing 100% of 2014 grant and including reinvested dividends (valued at $976,926)

This RSA grant of 20,000 shares was made August 1, 2014, for recognition and retention purposes. The shares were originally scheduled to vest on August 1, 2018, but in October 2016, the MDCC approved the acceleration of the vesting in light of Ms. Roberts’ announced retirement and in recognition of her long and dedicated service to the Company.

The chart below compares Ms. Roberts’ 2016 actual compensation paid against targeted compensation amounts.

Target LTI is based on 41,574 target shares valued at $48.62 using the 20-day avg stock price as of 12/31/2013

Actual LTI is based on 50,773 shares, which includes the original target shares plus reinvested dividends, multiplied by 110.0% performance achievement and valued at $52.89, IP’s closing share price on 2/10/2017

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Compensation Discussion & Analysis (“CD&A”) NEO Compensation

Timothy S. Nicholls Senior Vice President - Industrial Packaging the Americas

Tim Nicholls has over 25 years of service with the Company. In November 2014, Mr. Nicholls assumed responsibility for our Industrial Packaging Group (“IPG”) business. He served as our CFO from December 2007 through November 2011, when he assumed responsibility of our Printing and Communication Papers and Latin American businesses, a role he held for three years. Mr. Nicholls previously served as Vice President and Executive Project Leader of IP Europe during 2007, and Vice President and CFO of IP Europe from 2005 to 2007. He was also President of Weldwood (formerly a wholly owned subsidiary of International Paper headquartered in Vancouver, Canada) from 2002 to 2005.

2016 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2016 Base Salary	$710,000 (no base salary increase in 2016)	No SLT member received a merit increase in 2016, reflecting market competitiveness and in light of the Company’s financial performance in 2015.
2016 MIP Award	$460,800	As with each member of the SLT, Mr. Nicholls’ MIP award was not modified for individual performance and thus was based solely on the Company’s financial performance achievement percentage of 72.0%.
2014 - 2016 PSP Payout	50,773 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $2,685,384)	PSP payout of 110% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Nicholls’ 2016 actual compensation paid against targeted compensation amounts.

Target LTI is based on 41,574 target shares valued at $48.62 using the 20-day avg stock price as of 12/31/2013

Actual LTI is based on 50,773 shares, which includes the original target shares plus reinvested dividends, multiplied by 110.0% performance achievement and valued at $52.89, IP’s closing share price on 2/10/2017

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Compensation Discussion & Analysis (“CD&A”) NEO Compensation

Tommy S. Joseph Senior Vice President - Manufacturing, Technology, EH&S & Global Sourcing

Tommy S. Joseph has over 34 years of service with the Company. He has served as Senior Vice President - Manufacturing, Technology, EH&S and Global Sourcing since January 2010. He previously served as Senior Vice President - Manufacturing, Technology, EHS&S from February 2009 until December 2009, and Vice President - Technology from 2005 until February 2009. Mr. Joseph is a director of Ilim Holding S.A., a Swiss Holding Company in which International Paper holds a 50% interest, and of its subsidiary, Ilim Group.

2016 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2016 Base Salary	$600,000 (no base salary increase in 2016)	No SLT member received a merit increase in 2016, reflecting market competitiveness and in light of the Company’s financial performance in 2015.
2016 MIP Award	$306,000	As with each member of the SLT, Mr. Joseph’s MIP award was not modified for individual performance and thus was based solely on the Company’s financial performance achievement percentage of 72.0%.
2014 - 2016 PSP Payout	34,131 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $1,805,189)	PSP payout of 110% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4.
2013 Restricted Stock Award*

3,725 shares vested on March 1, 2016, representing 33% of 2013 grant and including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination)

(valued at $132,983)

This RSA grant of 10,000 shares was made March 1, 2013, for recognition and retention purposes, and vested ratably over the three-year period ending March 1, 2016.

The chart below compares Mr. Joseph’s 2016 actual compensation paid against targeted compensation amounts.

Target LTI is based on 27,947 target shares valued at $48.62 using the 20-day avg stock price as of 12/31/2013

Actual LTI is based on 34,131 shares, which includes the original target shares plus reinvested dividends, multiplied by 110.0% performance achievement and valued at $52.89, IP’s closing share price on 2/10/2017

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Compensation Discussion & Analysis (“CD&A”) NEO Compensation

Sharon R. Ryan Senior Vice President, General Counsel and Corporate Secretary

Sharon R. Ryan has over 29 years of service with the Company. Ms. Ryan was appointed to the position of Senior Vice President, General Counsel and Corporate Secretary in November 2011, following her service as Acting General Counsel and Corporate Secretary since May 2011 and Vice President since February 2011. Ms. Ryan previously served in a variety of legal roles, including as Chief Ethics and Compliance Officer (beginning in 2009), Associate General Counsel - Corporate Law, and General Counsel of various business divisions within the Company.

2016 Realized Compensation
Element of Compensation	Compensation Amount	Rationale
2016 Base Salary	$602,000 (no base salary increase in 2016)	No SLT member received a merit increase in 2016, reflecting market competitiveness and in light of the Company’s financial performance in 2015.
2016 MIP Award	$346,800	As with each member of the SLT, Ms. Ryan’s MIP award was not modified for individual performance and thus was based solely on the Company’s financial performance achievement percentage of 72.0%.
2014 - 2016 PSP Payout	34,131 shares, including reinvested dividends and anti-dilution adjustment (related to xpedx/Unisource business combination) (valued at $1,805,189)	PSP payout of 110% is based solely on the Company’s performance achievement in relative Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Ms. Ryan’s 2016 actual compensation paid against targeted compensation amounts.

Target LTI is based on 27,947 target shares valued at $48.62 using the 20-day avg stock price as of 12/31/2013

Actual LTI is based on 34,131 shares, which includes the original target shares plus reinvested dividends, multiplied by 110.0% performance achievement and valued at $52.89, IP’s closing share price on 2/10/2017

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Compensation Discussion & Analysis (“CD&A”) Other Governance and Compensation Related Matters

Other Governance and Compensation Related Matters

Insider Trading and Anti-Hedging/Anti-Pledging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including the SLT and Board members. These policies include information regarding trading “blackout” periods and explain when transactions in Company securities are permitted. The policies strictly prohibit our SLT and Board members (as well as our corporate controller) from holding Company securities in a margin account or pledging them as collateral for a loan and prohibit all Company officers and Board members from engaging in any of the following short-term or speculative transactions involving Company securities: short sales; publicly traded options, such as puts, calls or other derivative instruments; hedging and monetization transactions, such as zero-cost collars, forward-sale contracts, equity swaps and exchange funds.

Officer Stock Ownership and Retention Requirements

All of our officers are expected to own shares of our common stock with a minimum market value based on a multiple of base pay. This policy is intended to align our officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position:

Position	Current Ownership Requirement
Chief Executive Officer	6x base pay
Senior Vice President	3x base pay
Vice President	1x base pay

The following are counted toward meeting the ownership requirement: freely held shares (whether purchased on open market or fully earned through Company plan or program); “beneficial” shares held indirectly by a trust or family member; and share equivalents held in the Salaried Savings Plan and Deferred Compensation Savings Plan. However, unvested restricted shares (e.g., PSP awards and RSAs) are not counted toward meeting the ownership requirement.

Officers are required to retain 50 percent of their net shares paid under any Company long-term incentive plan or program, such as shares paid out under the PSP and vested RSA shares, until their ownership requirements are satisfied. SLT stock ownership is reviewed annually by the MDCC to assure compliance. As of our last annual evaluation, all SLT members were in compliance with our policy.

Board Policy on Personal Use of Company Aircraft

The Board encourages the CEO to use Company aircraft for business continuity and efficiency purposes, where appropriate. Use of the Company aircraft allows the CEO to be available at all times for business needs, whether on business or personal travel. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Sutton is authorized to use the Company aircraft for personal travel and is required to reimburse the Company for the incremental cost of personal use of the aircraft above $75,000. The value of such use is imputed income to him, and is not grossed up for taxes.

Clawback or Forfeiture of Incentive Awards

Both MIP and PSP awards are subject to a clawback provision contained in our plan documents. Under this clawback provision, if the Company’s financial statements are restated as a result of errors, omission, or fraud, the MDCC may, at its discretion, based on the facts and circumstances surrounding the restatement, require some or all participants to return all or a portion of their awards to the Company. In addition, both MIP and PSP awards may be forfeited in the event a participant engages in conduct that is detrimental to the business interest or reputation of the Company. Additionally, an SLT member who does not provide one-year’s notice of retirement may forfeit his or her MIP and PSP awards.

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Compensation Discussion & Analysis (“CD&A”) Other Governance and Compensation Related Matters

Non-Competition and Non-Solicitation Agreements

The Company maintains Non-Competition and Non-Solicitation Agreements with leaders of the Company, including our SLT, to prohibit such leaders from engaging in certain competitive activities and to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards.

Board Policy on (Non-CIC) Severance Agreements with Senior Officers

A supplemental severance payment to the CEO must be approved by the independent directors of the Board. A supplemental severance payment to any other executive officer must be approved by the MDCC. Moreover, pursuant to a 2005 Board policy, in the absence of a change in control, the supplemental severance, plus severance under the Salaried Employee Severance Plan, may not exceed two times base salary plus target MIP for the year in which the termination occurs. Any severance amount greater than the amount described above must be approved in advance by our shareowners.

Prohibition on Repricing

We do not backdate or reprice equity grants. Our incentive compensation plan provides that stock options may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners. As previously mentioned, the Company discontinued granting stock options in 2005 and all outstanding stock options expired in 2015.

Equity Grant Practices

The Company does not have any program, plan or practice to time, and has not timed, equity grants in coordination with the release of material non-public information. Annual equity grants (including pro rata grants for promotions and employees hired in the prior year) under the PSP are approved at the MDCC’s meeting in December. Having a predetermined annual grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. Service-based restricted stock awards are used from time to time, and may be granted anytime during the year by our Senior Vice President, Human Resources (as delegated by the Board), within parameters approved by the MDCC. An award to an SLT member requires approval by the MDCC (or by the Board for an award to the CEO).

Deductibility of Executive Compensation

The goal of the MDCC is to comply with the provisions of IRC Section 162(m), which allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the IRC. We generally structure incentive compensation plans with the objective that amounts paid under those plans will be tax deductible, and the plans must be approved by the Company’s shareowners. However, the MDCC may elect to provide incentive compensation outside the requirements of Section 162(m) when necessary to achieve its compensation objectives. Each element of incentive compensation earned by our NEOs in 2016 qualified as performance-based compensation under Section 162(m).

Accounting for Stock-Based Compensation

The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

Additional Information About Our Executive Compensation

The following tables in this Section provide detailed information regarding compensation for our NEOs.

Summary Compensation Table

The table below shows base salary, stock awards under our PSP and, if applicable, RSA program, cash awards under our MIP, the change in pension value, and all other compensation to our NEOs for the years ended December 31, 2016, 2015, and 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark S. Sutton	2016	1,200,000	6,867,889	1,296,000	3,750,758	185,661	13,300,308
CEO & Chairman of the Board	2015	1,200,000	10,901,741	1,681,200	2,886,189	173,292	16,842,422
(Principal Executive Officer)	2014	880,708	1,784,032	911,400	3,044,519	74,740	6,695,399
Carol L. Roberts	2016	750,000	1,962,264	540,000	1,524,138	98,448	4,874,850
Former Senior Vice President	2015	750,000	1,980,477	743,900	238,998	95,441	3,808,816
and Chief Financial Officer (Principal	2014	742,500	2,992,703	653,100	2,464,636	95,375	6,948,314
Financial Officer throughout 2016 )(5)
Timothy S. Nicholls	2016	710,000	1,962,264	460,800	1,000,639	64,546	4,198,249
Senior Vice President, Industrial	2015	710,000	1,980,477	616,300	214,017	64,060	3,584,854
Packaging the Americas	2014	710,000	2,992,703	653,100	1,499,862	64,353	5,920,018
Tommy S. Joseph	2016	600,000	2,225,123	306,000	953,196	22,514	4,106,833
Senior Vice President, Manufacturing,
Technology, EH&S & Global Sourcing
Sharon R. Ryan	2016	602,000	1,471,717	346,800	1,102,136	56,543	3,579,196
Senior Vice President, General Counsel
& Corporate Secretary
(1)	The amounts reported in this column reflect the aggregate grant date fair value of stock awards under our PSP and RSA programs granted to the NEOs during each year, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values for the 2016 fiscal year may be found in Note 18 to our audited financial statements beginning on page 78 of our 2016 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 22, 2017. The value shown for 2016 includes the aggregate grant date fair value of each NEO’s 2016-2018 PSP award and, for Mr. Joseph, the grant date fair value of a restricted stock award he received in November 2016. The maximum value of the 2016-2018 PSP awards based on achieving maximum Company performance is as follows: Mr. Sutton: $13,735,778; Ms. Roberts: $3,924,529; Mr. Nicholls: $3,924,529; Mr. Joseph: $2,649,046; and Ms. Ryan: $2,943,433.
(2)	Represents the amount earned under the MIP based on Company and individual performance during the year shown, which is paid in February of the following year.
(3)	Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP as shown in the “Pension Benefits” table. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Changes in value arise from, among other things, additional benefit accruals for another year of service, changes in pensionable compensation, the decrease in the discount period and the impact of a change in the discount rate from the prior year’s measurement, and changes in mortality rate assumptions. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate is based on economic conditions at year end. The NEOs do not receive “preferential or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit.
(4)	A breakdown of the “All Other Compensation” amounts for 2016 is shown in the following table:

Name	Company Matching Contribution ($)(a)	Group Life Insurance ($)(b)	ESIP ($)(c)	Corporate Aircraft ($)(d)	Company Matching Gift ($)(e)	Tax Return Preparation ($)(f)	Total ($)(g)
M. S. Sutton	57,600	6,048	40,713	75,000	6,300	—	185,661
C. L. Roberts	71,707	3,780	14,765	—	6,048	2,148	98,448
T. S. Nicholls	35,262	3,581	16,098	—	9,605	—	64,546
T. S. Joseph	12,720	3,024	—	—	3,600	3,170	22,514
S. R. Ryan	51,826	3,037	—	—	1,680	—	56,543

(a)	Represents the Company match to the NEO’s contribution to the Salaried Savings Plan and Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table.
(b)	Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

	(c)	Represents the amount paid by the Company for the NEO’s executive supplemental life insurance program (“ESIP”). This SLT benefit was closed to new participants effective January 1, 2008, and thus Mr. Joseph and Ms. Ryan do not receive this benefit provided to our other NEOs. The ESIP provides an individually owned, permanent life insurance policy with a pre-retirement death benefit equal to two times annual base salary and a cash value accumulation designed to provide a post-retirement death benefit equal to one times final salary. The Company pays the full premium cost, and participants are responsible for the income tax due on the premiums.
	(d)	Represents the aggregate incremental cost to the Company of Mr. Sutton’s personal travel on Company aircraft. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Sutton is required to reimburse the Company for the incremental cost of personal use of the aircraft above $75,000. For 2016, this reimbursable amount was $760. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Sutton. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We impute into Mr. Sutton’s income the value of personal use of the aircraft in accordance with IRS regulations, minus any amounts he reimbursed during the calendar year. Mr. Sutton receives no tax gross-up on this imputed income.
	(e)	Represents the Company’s 60-percent match of each NEO’s donation to the United Way of America as part of a Company-wide campaign.
	(f)	Represents payment of fees for the preparation of Ms. Roberts’ and Mr. Joseph’s individual income tax returns per Company policy due to their service on the board of directors of the Company’s Ilim joint venture in Russia at the Company’s request.
	(g)	Represents the sum of columns (a) through (f).

(5)	Ms. Roberts retired from the Company effective March 31, 2017, and served as the Company’s Principal Financial Officer through February 22, 2017, the date of the filing with the Securities and Exchange Commission of the Company’s 2016 Annual Report on Form 10-K.

Grants of Plan-Based Awards During 2016

The table below shows payout ranges for our NEOs under the 2016 MIP and 2016-2018 PSP, as well as a restricted stock award granted to one NEO in 2016, as described in our CD&A. There were no other plan-based cash or equity awards granted to our NEOs in 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Committee Action Date(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
M. S. Sutton			270,000	1,800,000	3,600,000
	12/7/2015	1/1/2016				23,598	188,782	377,564		6,867,889
C. L. Roberts			112,500	750,000	1,500,000
	12/7/2015	1/1/2016				6,742	53,938	107,876		1,962,264
T. S. Nicholls			96,000	640,000	1,280,000
	12/7/2015	1/1/2016				6,742	53,938	107,876		1,962,264
T. S. Joseph			63,750	425,000	850,000
	12/7/2015	1/1/2016				4,551	36,408	72,816		1,324,523
	10/10/2016	11/1/2016							20,000	900,600
S. R. Ryan			72,240	481,600	963,200
	12/7/2015	1/1/2016				5,057	40,454	80,908		1,471,717

(1)	The 2016-2018 PSP grant was approved by the MDCC for all NEOs (except Mr. Sutton, whose grant was approved by the full Board) at its December 2015 meeting, effective the first business day of the following calendar year.
(2)	Non-equity incentive plan awards are intended to qualify as performance-based compensation under IRC Section 162(m) and are awarded pursuant to the Amended and Restated 2009 Incentive Compensation Plan approved by our shareowners. The maximum individual award under the Section 162(m) plan is capped at $10 million.
(3)	The amounts shown in this column reflect a restricted stock award granted to Mr. Joseph for the purpose of retention to ensure leadership of critical operational initiatives over the next four years. The award will cliff vest, after a four-year period, on October 31, 2020.
(4)	The amounts shown in this column reflect the grant date fair value of the PSP awards computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2016 for such awards (i.e., 100 percent of target), as explained in further detail in the narrative following this table. The grant date fair value of the restricted stock awards are based on the closing price of the Company’s common stock on the date immediately preceding the effective date of the grant.

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

Narrative to the Grants of Plan-Based Awards Table

Estimated Possible Payouts under Non-Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2016 MIP. The actual amount paid is shown in the Summary Compensation Table.

The amount shown in the “Threshold” column was the amount that would have been paid under the 2016 MIP if the Company had achieved only the minimum performance level required in only one performance metric: Absolute Adjusted ROIC or Absolute Adjusted EBITDA. Since ROIC is weighted at 30 percent, a threshold payout at 30 percent would result in weighted performance achievement of 15 percent (or one-half of 30 percent). Minimum performance in at least one objective is required to fund an MIP award pool.

The amount shown in the “Maximum” column was the possible payout for each NEO based on maximum Company performance achievement of 200 percent.

Estimated Future Payouts under Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2016-2018 PSP.

The amount shown in the “Threshold” column is the number of shares each NEO would receive if the Company achieved only the minimum performance level in either Relative Adjusted ROIC or Relative TSR to achieve a payout of 12.5 percent (which represents a 25 percent threshold for either metric, each weighted at 50 percent).

The amount shown in the “Maximum” column is the possible number of shares each NEO would receive based on maximum Company performance of 200 percent.

Grant Date Fair Value of Stock Awards

With the exception of Mr. Joseph’s restricted stock award, the amounts shown in this column reflect the grant date fair value of the awards granted to each NEO under the 2016-2018 PSP computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2016 for such awards (i.e., 100 percent of target). For the Relative Adjusted ROIC component of the awards, the grant date fair value is based on the closing price of our common stock on the trading day immediately preceding the grant date. Valuing Relative TSR is more complicated because the value must take into account the probable payout of the 2016-2018 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by FASB ASC Topic 718.

The amount ultimately paid to PSP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our PSP participants will vary based on the relative performance of the Company to the other companies in our TSR and ROIC Peer Groups; and (2) the value of the PSP award received by each participant is based on the fair value of the Company’s stock as of the effective date of the payment.

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

Outstanding Equity Awards at December 31, 2016

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2016.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
M. S. Sutton	461,797(2)	24,502,949
C. L. Roberts	142,045(3)	7,536,908
T. S. Nicholls	163,927(4)	8,697,967
T. S. Joseph	115,926(5)	6,151,034
S. R. Ryan	102,944(6)	5,462,209

(1)	The market value is calculated based on the closing price of our common stock on December 31, 2016, of $53.06.
(2)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2016: (i) 115,430 units awarded under the 2014-2016 PSP, (ii) 129,152 units awarded under the 2015-2017 PSP, (iii) 188,782 units awarded under the 2016-2018 PSP, (iv) 522 units for an anti-dilution adjustment related to the xpedx/Unisource business combination, and (v) 27,911 reinvested dividends on those units.
(3)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2016: (i) 40,977 units awarded under the 2014-2016 PSP, (ii) 36,901 units awarded under the 2015-2017 PSP, (iii) 53,938 units awarded under the 2016-2018 PSP, (iv) 597 units for an anti-dilution adjustment related to the xpedx/Unisource business combination, and (v) 9,632 reinvested dividends on those units.
(4)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2016: (i) 40,977 units awarded under the 2014-2016 PSP, (ii) 36,901 units awarded under the 2015-2017 PSP, (iii) 53,938 units awarded under the 2016-2018 PSP, (iv) 597 units for an anti-dilution adjustment related to the xpedx/Unisource business combination, (v) 9,632 reinvested dividends on those units, and (vi) 21,882 shares (including reinvested dividends) relating to a restricted stock award that vests on August 1, 2018.
(5)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2016: (i) 27,545 units awarded under the 2014-2016 PSP, (ii) 24,908 units awarded under the 2015-2017 PSP, (iii) 36,408 units awarded under the 2016-2018 PSP, (iv) 402 units for an anti-dilution adjustment related to the xpedx/Unisource business combination, (v) 6,489 reinvested dividends on those units, and (vi) 20,174 shares (including reinvested dividends) relating to a restricted stock award that vests on October 31, 2020.
(6)	The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2016: (i) 27,545 units awarded under the 2014-2016 PSP, (ii) 27,676 units awarded under the 2015-2017 PSP, (iii) 40,454 units awarded under the 2016-2018 PSP, (iv) 402 units for an anti-dilution adjustment related to the xpedx/Unisource business combination, and (v) 6,867 reinvested dividends on those units.

Stock Vested in 2016

The following table shows the value received upon the vesting in 2016 of shares previously awarded under our PSP and restricted stock programs as described in our CD&A.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
M. S. Sutton	39,924	1,396,142
C. L. Roberts	67,411	2,575,615
T. S. Nicholls	45,716	1,598,689
T. S. Joseph	34,453	1,207,541
S. R. Ryan	30,728	1,074,558

(1)	Amounts shown represent shares (including shares acquired in respect of reinvested dividends) under the PSP awards that vested on February 8, 2016. Ms. Roberts’ and Mr. Joseph’s amounts include shares relating to restricted stock awards that vested on November 1, 2016 and March 1, 2016, respectively.
(2)	Represents the value of the vested shares based on our closing stock price on the date immediately preceding the vesting date of the award: $34.97 for each PSP share; and $45.03 and $35.70 for Ms. Roberts’ and Mr. Joseph’s restricted stock award shares, respectively.

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

Pension Benefits in 2016

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan, Pension Restoration Plan, or SERP at December 31, 2015 and December 31, 2016. The change in the present value of the accrued benefit is shown in the “Change in Pension Value” column of the Summary Compensation Table for 2016.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan. The NEOs are also eligible for a benefit that is calculated under the Pension Restoration Plan formula as well as a benefit calculated under the SERP formula. We amended the SERP to comply with IRC Section 409A, effective January 1, 2008. As amended, the benefit under SERP Formula A is paid from the SERP, even if the applicable formula that determines the benefit is the formula under the Pension Restoration Plan. Under Formula B, the portion of the benefit that is earned prior to SERP eligibility is paid under the Pension Restoration Plan, and the portion earned following SERP eligibility is paid from the SERP. The pension benefits shown for the NEOs are calculated under SERP Formula B, as each became eligible for the SERP after July 1, 2004. No NEO received payments of a retirement benefit in 2016.

Name	Plan Name	Number of Years of Credited Service in 2016 (#)	12/31/2015 Present Value of Accumulated Benefit ($)(1)	12/31/2016 Present Value of Accumulated Benefit ($)(2)
M. S. Sutton	Retirement Plan	32.58	1,330,221	1,524,354
	Pension Restoration Plan	32.58	913,176	999,795
	SERP	32.58	9,134,171	12,604,177
	Total		11,377,568	15,128,326
C. L. Roberts	Retirement Plan	35.50	1,635,168	1,864,493
	Pension Restoration Plan	35.50	853,134	931,833
	SERP	35.50	9,559,319	10,775,433
	Total		12,047,621	13,571,759
T. S. Nicholls	Retirement Plan	25.25	1,002,788	1,159,494
	Pension Restoration Plan	25.25	587,626	643,365
	SERP	25.25	5,326,268	6,114,462
	Total		6,916,682	7,917,321
T. S. Joseph	Retirement Plan	33.92	1,487,412	1,693,442
	Pension Restoration Plan	33.92	1,457,955	1,588,056
	SERP	33.92	4,598,873	5,215,938
	Total		7,544,240	8,497,436
S. R. Ryan	Retirement Plan	28.50	1,322,872	1,514,980
	Pension Restoration Plan	28.50	685,514	746,917
	SERP	28.50	3,942,258	4,790,883
	Total		5,950,644	7,052,780

(1)	The calculation of the present value of accumulated benefits as of December 31, 2015, assumes a discount rate of 4.40 percent for annuity payments and deferral periods and 1.90 percent for lump sum payments. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.
(2)	The calculation of the present value of accumulated benefits as of December 31, 2016, assumes a discount rate of 4.10 percent for annuity payments and deferral periods and 1.60 percent for lump sum payments. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

Narrative to Pension Benefits Table

Retirement Plan of International Paper Company

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. U.S. employees hired on or after July 1, 2004, are eligible for a Company-paid Retirement Savings Account contribution to our Salaried Savings Plan and Deferred Compensation Savings Plan in lieu of participation in the Retirement Plan. All of our NEOs were hired prior to July 1, 2004, and thus are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

International Paper Company Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our NEOs were hired prior to July 1, 2004, and thus are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan and then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers

Our SERP is an alternative retirement plan available to certain senior executives, including the NEOs. The SERP was closed to new participants, effective January 1, 2012. SERP benefits vest once the participant reaches age 55 and has completed five years of service. The normal form of payment is a lump sum. We calculate benefits under the SERP under one of two formulas based on the participant’s date of eligibility for SERP participation. Benefits are payable under the SERP on the later of the participant’s retirement date or the date six months following separation from service. We define “retirement date” as the date the participant reaches the earlier of age 55 with 10 years of service or age 65 with five years of service.

A participant who has announced retirement at least 12 months in advance has the right to lock-in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock-in. All NEOs have locked-in the discount rate under this provision.

○	Participants eligible to participate prior to July 1, 2004 (Formula A):

We calculate benefits under this formula as the greatest of (i) the sum of the benefits under our Retirement Plan and Pension Restoration Plan; (ii) the lesser of 3.25% of eligible compensation, defined below, multiplied by the participant’s years of service or 50% of eligible compensation, with both amounts reduced by a portion of Social Security benefits; or (iii) 25% of eligible compensation. The benefit payable under the SERP is reduced by the benefits payable under the Retirement Plan. In calculating benefits under (ii) and (iii), we include as eligible compensation the sum of (a) the participant’s highest annual base salary during any of the three consecutive calendar years prior to retirement and (b) the participant’s target MIP for the year of retirement.

In the event of termination for cause, an executive whose SERP benefit is calculated under Formula A would forfeit the right to receive a lump sum benefit under the SERP, and his or her vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

○	Participants eligible to participate on or after July 1, 2004 (Formula B):

We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity. The benefit for all NEOs is calculated under SERP Formula B.

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

Policies with Regard to Granting Additional Years of Service

Our change-in-control agreements described elsewhere in this proxy statement provide three years of age and service to be added to the calculation of retirement benefits in the event of a qualifying termination of each NEO’s employment following a change in control.

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, are eligible for early retirement under the Retirement Plan, the Pension Restoration Plan and the SERP at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Eligible active employees may receive an unreduced benefit once they reach age 61 and have completed at least 20 years of service with us. Each NEO is eligible for early retirement; each NEO’s benefit would be reduced based on age and years of service.

Pension Change

In February 2014, the MDCC approved changes to the Retirement Plan, the Pension Restoration Plan and the SERP such that credited service and compensation will be capped effective December 31, 2018, for salaried employees, including the NEOs. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions.

Non-Qualified Deferred Compensation in 2016

The following table shows contributions in 2016 by the Company and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2016. The account balance includes amounts deferred by the NEO in December 2016, which were actually credited to his or her account in January 2017.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
M. S. Sutton	80,000	48,000	144,771	—	1,777,800
C. L. Roberts	98,312	58,987	159,562	—	2,182,368
T. S. Nicholls	49,463	23,742	133,472	—	969,711
T. S. Joseph	—	—	140,959	—	1,219,244
S. R. Ryan	65,176	39,106	357,941	—	1,364,494

(1)	These amounts are included in the “Salary” column of the Summary Compensation Table for 2016 for each NEO.
(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2016 for each NEO.
(3)	These amounts are not included in the Summary Compensation Table because they are not “preferential or above-market earnings.”
(4)	Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Sutton: $271,203 was included for the periods 2011 and 2013-2015; Ms. Roberts: $623,145 was included for the period 2008-2015; Mr. Nicholls: $335,573 was included for the period 2010-2015; and Ms. Ryan: $52,800 was included for 2012.

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

Narrative to Non-Qualified Deferred CompensationTable

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation.

For 2016, NEO contribution amounts were as follows: Mr. Sutton contributed 8% of base salary, Ms. Roberts contributed 8% of all eligible cash compensation, Mr. Nicholls contributed 10% of his MIP award, Mr. Joseph contributed 0% of all eligible cash compensation and Ms. Ryan contributed 8% of all eligible cash compensation. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the “Non-Qualified Deferred Compensation” table above, are based on the individual participant’s investment elections.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death or disability. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a subsequent distribution election that meets the requirements under IRC Section 409A. In the event no election has been made, the participant will receive a lump-sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Post EmploymentTermination Benefits

Potential Payments Upon Death or Disability

The Company provides to our NEOs the following benefits in the event of death or disability, which are also available to all of our U.S. salaried employees. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. We provide the following disability benefits:

○	Long-term disability income benefit equal to 60 percent of base salary plus the employee’s average MIP during the last three calendar years;
○	Continuation of medical and life insurance coverage; and
○	If eligible for the Retirement Plan, continuation of pension benefit accruals.

The Company provides the same benefits to the beneficiary of an SLT member (including a NEO) upon death as are available to our U.S. salaried employees, with two additional benefits:

○

Executive supplemental life insurance, which is described earlier in this section 7 of this proxy statement (this benefit was closed to new participants effective January 1, 2008, and thus nine SLT members (including two NEOs) do not have this benefit); and

○

If the SLT member is eligible for the SERP and has completed five years of vesting service at the time of death, an amount equal to 50% of the SLT member’s SERP benefit is payable to a surviving spouse.

In the event of disability or death, PSP awards are prorated based upon the number of months the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards also become vested upon death or disability.

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs, assuming that they retired at the end of 2016.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Lump Sum Pension Payment ($)(2)	Vesting of Equity ($)(3)
M. S. Sutton	95,459	62,610	158,069	13,904,694	9,222,093
C. L. Roberts	112,806	56,379	169,185	11,334,845	2,634,960
T. S. Nicholls	72,612	40,289	112,901	6,745,361	2,634,960
T. S. Joseph	108,610	101,852	210,462	5,356,648	1,778,571
S. R. Ryan	92,493	45,601	138,094	4,632,403	1,976,273
(1)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan as of December 31, 2016.
(2)	Lump sum payment calculations are based on the lower of the December 2016 municipal bond rate of 2.45 percent, or the locked-in rate elected by the NEO, if applicable. Additional information regarding the calculation of benefits may be found following the “Pension Benefits” table.
(3)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2016, of the prorated portions of the 2015-2017 PSP and 2016-2018 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2014-2016 PSP award, which has a performance period ending on December 31, 2016, which is not shown here because it would have already vested.

Potential Payments Upon Involuntary Termination Without Cause

The following table represents all amounts that would be payable to our NEOs in the event of involuntary termination without cause, including earned pension amounts not payable as a result of the termination.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Vesting of Equity ($)(4)	Value of Continued Benefits ($)(5)	TOTAL Pension Annuity ($)(6)
M. S. Sutton	33	3,105,231	13,904,694	17,009,925	9,222,093	126,455	158,069
C. L. Roberts	36	1,757,308	11,334,845	13,092,153	2,634,960	81,455	169,185
T. S. Nicholls	26	1,312,800	6,745,361	8,058,161	2,634,960	77,455	112,901
T. S Joseph	34	1,233,692	5,356,648	6,590,340	1,778,571	66,455	210,462
S. R Ryan	29	1,138,661	4,632,403	5,771,064	1,976,273	66,655	138,094

(1)	The amounts shown in this column reflect estimated amounts under the Salaried Employee Severance Plan formula of two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the NEO would be entitled: (i) unused current year vacation pay; (ii) 2017 earned vacation pay; and (iii) MIP award for 2016. We do not gross-up standard severance benefits.
(2)	Amounts shown in this column are the lump sum benefit payable under the SERP. The methodology used to calculate the lump sum benefit can be found in footnote 2 to the “Potential Payments Upon Retirement” table above.
(3)	Amounts shown in this column reflect the sum of the amounts in the previous two columns payable to the NEO upon termination.
(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2016, of the prorated portions of the 2015-2017 PSP and 2016-2018 PSP, including reinvested dividends, that would be paid at the end of the performance period.
In addition, the NEO would receive the 2014-2016 PSP award, which has a performance period ending on December 31, 2016, which is not shown here because it would have already vested.
(5)	Amounts shown in this column reflect the cost of (i) six months of continued dental and Employee Assistance Program coverage and (ii) executive outplacement services. For employees eligible for early retirement, the amounts also include a $3,000 Health Reimbursement Account contribution made by the company on behalf of the employee and if applicable, an additional $3,000 for the spouse of the employee. For employees not eligible for early retirement, the amounts reflect the cost of six months of COBRA premiums for medical coverage.
(6)	Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2016.

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Compensation Discussion & Analysis (“CD&A”) Additional Information About Our Executive Compensation

Potential Payments Upon Involuntary Termination With Cause

An executive officer who is terminated with cause would not be eligible for the severance benefits included in the previous table, other than vacation pay. Further, the executive officer would lose outstanding equity awards under the PSP or other restricted stock grants, and not be eligible for payment of an MIP award.

Name	Years of Credited Service (#)	Unused/Earned Vacation Pay ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Pension Annuity ($)(4)
M. S. Sutton	33	286,154	13,904,694	14,190,848	158,069
C. L. Roberts	36	178,846	11,334,845	11,513,691	169,185
T. S. Nicholls	26	142,000	6,745,361	6,887,361	112,901
T. S. Joseph	34	143,077	5,356,648	5,499,725	210,462
S. R. Ryan	29	120,400	4,632,403	4,752,803	138,094

(1)	The amounts shown in this column represent unused 2016 vacation pay and 2017 earned vacation pay.
(2)	The amounts shown in this column represent the lump sum benefit payable under the SERP.
(3)	Amounts shown in this column represent the sum of columns (1) and (2) payable to the NEO upon termination.
(4)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan as of December 31, 2016.

Potential Payments Upon Qualifying Termination After Change in Control

The following table represents amounts that would be payable to our NEOs upon termination of employment without cause (including by the NEO for good reason) within two years following a change in control of the Company on December 31, 2016.

Name	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Benefit ($)(2)	Value of Continued Benefits ($)(3)	TOTAL Cash-Based Award ($)	Accelerated Vesting of Equity ($)(4)	TOTAL Pre-Tax Benefit ($)(5)	Pension Annuity ($)(6)
M. S. Sutton	9,000,000	18,673,763	23,940	27,697,703	17,806,957	45,504,660	158,069
C. L. Roberts	4,500,000	15,074,759	23,940	19,598,699	5,087,742	24,686,441	169,186
T. S. Nicholls	4,050,000	9,590,610	23,940	13,664,550	6,248,801	19,913,351	112,901
T. S. Joseph	2,432,926	7,833,326	23,940	10,290,192	4,504,640	14,794,832	210,462
S. R. Ryan	3,250,800	6,604,801	23,940	9,879,541	3,815,849	13,695,390	138,094

(1)	Amounts shown in this column reflect a change in control severance payment of three times the sum of (i) base salary and (ii) target MIP for 2016, which would be paid in the event of termination of employment without cause, including voluntary termination for limited situations that meet the definition of “good reason,” as described below. For Mr. Joseph, this amount has been reduced to reflect application of the “best net” approach described following this table.
(2)	The amount shown represents the Pension Restoration Plan benefit formula earned after SERP participation with an additional three years of age and service.
(3)	Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment.
(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2016, of the vesting of (i) outstanding 2015-2017 PSP awards, including reinvested dividends, based on actual Company performance through December 31, 2016, (ii) outstanding 2016-2018 PSP awards including reinvested dividends, based on target performance, and (iii) outstanding service-based restricted stock awards, if any. In addition, the NEO would receive the 2014-2016 PSP award, which has a performance period ending on December 31, 2016, but is not included in the amount shown because it would have already vested.
(5)	Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.
(6)	Amounts shown in this column are the annual benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2016.

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Compensation Discussion & Analysis (“CD&A”) Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table

Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table

The Company has entered into change-in-control agreements with certain executives that provide severance and other benefits in the event of a change in control of the Company. Our Board believes that maintaining change-in-control agreements is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. Our program is available only to the SLT, except for those vice presidents grandfathered in the program as of February 2008.

We believe this program aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

As part of its ongoing oversight of this program, the Board modified it in 2010 to eliminate the excise tax gross-up provision, replacing it with a “best net” calculation. Under this “best net” approach, the Company will, prior to making any payments, perform a calculation comparing:

○	the net benefit after payment of excise tax by the executive that would be applied, and
○	the net benefit if the payment had been limited to the extent necessary to avoid the imposition of an excise tax.

This comparison will determine the higher “net” benefit payable under the agreement. Benefits are not payable unless an irrevocable release of any employment-related claims is signed. This change reflects a best practice in the marketplace. In no event will the Company pay for excise taxes.

In 2013, the MDCC and the Board approved and required our officers to sign amended change-in-control agreements. The new agreements provide for double-trigger acceleration of equity-award vesting upon a change in control when the acquiring company provides replacement awards as substitution for outstanding equity awards. Previously, the agreements provided for single-trigger equity-award vesting upon a change in control in all circumstances. The double trigger requires both a change in control and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) for the vesting of equity awards to accelerate. This treatment is widely recognized as a good governance practice, as it prevents officers from receiving an automatic windfall in the event of a change in control. It also serves as an incentive for the officers to continue with the Company through and after a change in control in order to receive the benefit of their unvested equity awards.

As shown in greater detail in the above table, our change-in-control agreements provide the following benefits to NEOs only if there has been both a change in control of the Company and a qualifying termination of employment, i.e., they are terminated without cause by the new employer or the employee departs for “good reason” within two years of the change in control (“double-trigger” benefits):

○	Cash severance payment equal to three times the sum of base salary plus target MIP;
○

Prorated MIP for the year of termination of employment (based on target achievement if the employee is terminated in the same year as the change in control, or based on actual achievement if the employee is terminated in the year following the change in control and the MIP payment has not yet been made);

○

SERP participants whose benefit is calculated under Formula A (see description above the “Pension Benefits” table in this Section 7) will receive a benefit equal to the higher of (i) 50 percent of compensation, or (ii) the SERP Benefit that would be paid absent a change in control but with three additional years of service and age. SERP participants whose benefit is calculated under Formula B (see description above the “Pension Benefits” table in Section 7) will receive their benefit calculated under the Pension Restoration Plan that would be paid absent a change in control, but with three additional years of service and age;

○	Medical and dental insurance for three years; and
○	Where replacement awards are provided in substitution for outstanding equity awards upon the change in control, all such replacement awards vest and become unrestricted.

Beginning in 2012, for change-in-control agreements with future non-CEO SLT members, the cash severance payment multiple has been reduced to two times (from three times) the sum of base salary plus target MIP, and the additional years of pension credit and the benefit continuation period have been reduced to two years (from three years).

78	INTERNATIONAL PAPER 2017 Proxy Statement

Compensation Discussion & Analysis (“CD&A”) Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table

A “change in control” is defined in our agreements as any of the following events:

○	Acquisition of 30 percent or more of the Company’s stock;
○

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

○	Merger or similar business combination;
○	Sale of substantially all of the Company’s assets; or
○	Approval by our shareowners of a complete liquidation or dissolution of the Company.

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

○	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;
○	Reduced annual base salary;
○	Elimination of a material compensation plan (including the MIP, PSP or SERP) or a change in the executive’s participation on substantially the same basis;
○

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

○	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;
○	Any other termination without sufficient notice; or
○	Relocation more than 50 miles from place of work.

Currently, the following benefits are payable upon a change in control and do not require termination of employment:

○

Where replacement awards (as defined in the change-incontrol agreements) are not provided in substitution for outstanding equity awards upon the change in control, all equity awards vest and become unrestricted, as follows:

1.

All PSP shares vest and the full value of all PSP awards is paid for all performance periods (including those not yet completed) based on (a) target performance if the change in control occurs during the first year of the performance period, and (b) actual performance measured through the date of the change in control if it occurs on or after the first year of the performance period;

2.	Service-based restricted stock awards vest and become unrestricted; and
○	SERP participants whose benefit is calculated under Formula A will vest in their benefit and the minimum benefit will increase from 25 percent of compensation to 50 percent of compensation.

We have offered these limited single-trigger benefits for the purpose of:

○	Maintaining our competitiveness in attracting and retaining executive talent;
○	Ensuring that our executives receive the benefit of their efforts prior to a change in control and are not penalized with a loss of equity compensation; and
○

Further aligning the interests of our executives with our shareowners, since the risk of losing equity compensation could create a conflict of interest for our executives if the Company were pursuing a change-incontrol transaction.

In light of the difficulty in determining relative performance achievement in our PSP following a change in control of the Company, we provide for payment of PSP awards as described above. Further, in light of the seniority of our covered executives, and their proximity to retirement age, we believe that increasing their pension protection provides appropriate retirement security in their employment following a change in control.

www.ipannualmeeting.com	79

Ownership of Company Stock

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5 percent of our common stock outstanding as of March 14, 2017, the record date for our 2017 annual meeting.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned (#)	Percentage of Common Stock Outstanding (%)
BlackRock, Inc.(1)	37,744,035	9.14
The Vanguard Group(2)	28,186,805	6.83
Wellington Management Company, LLP(3)	28,078,687	6.80
State Street Corporation(4)	26,167,296	6.34

(1)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. We have relied upon information supplied by BlackRock, Inc. in a Schedule 13G furnished to us reporting information as of December 31, 2016. According to the Schedule 13G, BlackRock, Inc. had sole voting power over 34,126,446 shares, shared voting and dispositive power over 21,605 shares, and sole dispositive power over 37,722,430 shares.
(2)	The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. We have relied upon information supplied by Vanguard in a Schedule 13G furnished to us reporting information as of December 31, 2016. According to the Schedule 13G, Vanguard had sole voting power over 634,471 shares, shared voting power over 68,836 shares, sole dispositive power over 27,486,039 shares and shared dispositive power over 700,766 shares.
(3)	The address of Wellington Management Company, LLP (“Wellington”) is 280 Congress Street, Boston, MA 02210. We have relied upon information supplied by Wellington in a Schedule 13G furnished to us reporting information as of December 31, 2016. According to the Schedule 13G, Wellington had shared voting power over 11,390,064 shares and shared dispositive power over 28,078,687 shares.
(4)	The address of State Street Corporation (“State Street”) is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street in a Schedule 13G furnished to us reporting information as of December 31, 2016. According to the Schedule 13G, State Street had shared voting and dispositive power over 26,167,296 shares. State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third party trusts and employee benefit plans. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. For purposes of the reporting requirements of the Exchange Act, State Street is deemed to be a beneficial owner of such securities; however, State Street expressly disclaims that it is, in fact, the beneficial owner of such securities.

80	INTERNATIONAL PAPER 2017 Proxy Statement

Ownership of Company Stock Security Ownership of Management

Security Ownership of Management

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and NEOs, and by all of our directors and executive officers as a group, as of March 14, 2017, the record date for our 2017 annual meeting. Share and unit numbers are rounded.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)	Stock Units Owned (#)(2)	Percentage of Class (%)
Non-Employee Directors
David J. Bronczek	63,208	5,074	*
William J. Burns	—	13,762	*
Ahmet C. Dorduncu	16,223	—	*
Ilene S. Gordon	29,228	—	*
Jay L. Johnson	—	22,609	*
Stacey J. Mobley	47,728	3,691	*
Kathryn D. Sullivan	845	—	*
John L. Townsend, III	46,201	—	*
William G. Walter	2,857	102,065	*
J. Steven Whisler	1,000	97,599	*
Ray G. Young	2,000	16,284	*
Named Executive Officers
Mark S. Sutton	681,005	2,313	*
Carol L. Roberts (retired March 31, 2017)	223,899	2,544	*
Timothy S. Nicholls	245,009	4,254	*
Tommy S. Joseph	147,935	1,818	*
Sharon R. Ryan	150,364	24,739	*
All directors and executive officers as a group (24 persons)	2,241,738	361,428	*

*	Indicates less than 1 percent of the class of equity securities.
	(1)	Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives, as well as target share payout amounts for outstanding PSP awards.
	(2)	Represents stock equivalent units owned by our NEOs under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (#)
Equity compensation plans approved by
security holders	—	—	14,330,514
Equity compensation plans not approved
by security holders	—	—	—
Total	—	—	14,330,514

www.ipannualmeeting.com	81

INTERNATIONAL PAPER COMPANY C/O
COMPUTERSHARE
P.O. BOX 43004
PROVIDENCE, RI 02940-3004
VOTE BY INTERNET - www.proxyvote.com
You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT May 7, 2017, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 3, 2017. Have your proxy card in hand when you access the web site and follow the instructions on that site.
ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS
If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.
VOTE BY PHONE 1-800-690-6903
You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT May 7, 2017, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 3, 2017. Have your proxy card in hand when you call and then follow the instructions the "Vote Voice" provides you.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 7, 2017. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 3, 2017.
If you or your duly appointed proxy holder are planning to attend the annual meeting of shareowners on May 8, 2017, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone. If you wish to attend the annual meeting and vote the shares in person, please see “How do I attend the annual meeting?” in the proxy statement. Shareowners must bring proof of ownership and valid photo identification in order to be admitted to the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E21724-P86440	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

The Board of Directors recommends a vote "FOR" each of the nominees listed under Item 1.

Item 1 — Election of Directors (one-year term)
		For	Against	Abstain
Nominees:

1a.	David J. Bronczek	☐	☐	☐

1b.	William J. Burns	☐	☐	☐

1c.	Ahmet C. Dorduncu	☐	☐	☐

1d.	Ilene S. Gordon	☐	☐	☐

1e.	Jay L. Johnson	☐	☐	☐

1f.	Stacey J. Mobley	☐	☐	☐

1g.	Kathryn D. Sullivan	☐	☐	☐

1h.	Mark S. Sutton	☐	☐	☐

1i.	John L. Townsend, III	☐	☐	☐

1j.	William G. Walter	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

			For	Against	Abstain

1k.		J. Steven Whisler	☐	☐	☐

1l.		Ray G. Young	☐	☐	☐

The Board of Directors recommends a vote "FOR" Items 2 & 3.

Item 2	—	Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2017	☐	☐	☐

Item 3	—	A Non-Binding Resolution to Approve the Compensation of the Company’s Named Executive Officers, as Disclosed Under the Heading" Compensation Discussion & Analysis"	☐	☐	☐

The Board of Directors recommends a vote for "ONE YEAR" in Item 4.		1 Year	2 Years	3 Years	Abstain

Item 4	—	A Non-Binding Vote on the Frequency with which Shareowners Will Approve the Compensation of the Company’s Named Executive Officers in Future Years ☐	☐	☐	☐

The Board of Directors recommends a vote "AGAINST" Item 5.			For	Against	Abstain

Item 5	—	Shareowner Proposal Concerning a Policy on Accelerated Vesting of Equity Awards of Senior Executive Officers upon a Change in Control	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/ voting instruction card will be voted FOR all of the nominees in Item 1, FOR the Proposals in Items 2 and 3, FOR "One Year" in Item 4, and AGAINST the Proposal in Item 5. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX] /	Date	Signature (Joint Owners) /	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting To Be Held on May 8, 2017:
A Form of Proxy, the Proxy Statement and the Annual Report are Available at http://materials.proxyvote.com/460146

E21725-P86440

INTERNATIONAL PAPER COMPANY

SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD ANNUAL
MEETING OF SHAREOWNERS – MONDAY, MAY 8, 2017

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS, TO BE HELD ON MAY 8, 2017, AT 11 A.M. CDT AT THE INTERNATIONAL PAPER COMPANY HEADQUARTERS, TOWER IV, LOCATED AT 1740 INTERNATIONAL DRIVE IN MEMPHIS, TENNESSEE 38119, AND AT ANY ADJOURNMENT THEREOF.

If you are a registered shareowner, by submitting this proxy you are appointing Mark S. Sutton, Glenn R. Landau and Sharon R. Ryan, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 8, 2017, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, FOR Items 2 and 3, FOR "One Year" in Item 4, and AGAINST Item 5. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing the Trustee to vote the shares of common stock in accordance with your voting instructions. The Company has authorized Broadridge as the agent to tabulate the votes under each of the plans. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 3, 2017, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 3, 2017.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Address Changes/Comments:

(If you noted any address changes/comments, please mark the corresponding box on the reverse side.)